Exhibit 10.1

Execution Version

FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of November 9, 2022, among Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Borrower”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent for the Lenders (in such capacity, the “Agent”), JPMorgan Chase, as swingline lender (in such capacity, the “Swingline Lender”), the Fronting Banks that have issued letters of credit issued under the Existing Credit Agreement (as defined below) and the other financial institutions party hereto (together with the Agent in its capacity as a lender and the Swingline Lender, collectively, the “Lenders” and each, individually, a “Lender”, and together with the Fronting Banks, collectively, the “Credit Parties” and each, individually, a “Credit Party”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Agent and the other Credit Parties are parties to that certain Revolving Credit Agreement, dated as of November 9, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Lenders committed to make certain loans, and the Fronting Banks committed to issue certain letters of credit, to the Borrower upon the terms and conditions set forth therein; and

WHEREAS, the Borrower, the Agent and the other Credit Parties desire to modify the Existing Credit Agreement in accordance with and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Agent and the other Credit Parties do hereby agree as follows:

1. Amendments to the Credit Agreement. Subject to satisfaction of the conditions precedent set forth in Section 2 of this Amendment, the Existing Credit Agreement (including all schedules and exhibits attached thereto) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Annex A attached hereto (the Existing Credit Agreement, as amended pursuant to this Amendment and as set forth in Annex A, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement).

2. Conditions Precedent to Effectiveness of this Amendment. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions (the date upon which all such conditions are satisfied, the “Effective Date”):

(a) counterparts of this Amendment duly executed and delivered by the Borrower, the Agent and the other Credit Parties;

(b) payment of the fees due and required under the fee letter entered into on the date hereof between JPMorgan Chase and the Borrower; and

(c) a certificate of an Authorized Officer of the Borrower, dated the date of this Amendment and certifying that (i) attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors (or any duly authorized committee thereof) authorizing the execution and delivery by the Borrower of this Amendment and the performance by the Borrower of all of its obligations under this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (ii) no Default or Event of Default exists, and (iii) all the representations and warranties of the Borrower set forth in the Credit Documents are true and correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties, before and after giving effect to this Amendment).

3. Assignment. Effective concurrently with the effectiveness of this Amendment, MUFG Union Bank, N.A. (the “Assignor”) hereby irrevocably sells and assigns to MUFG Bank, Ltd. (the “Assignee”) and the Assignee irrevocably purchases and assumes from the Assignor, 100% of Assignor’s Assigned Interest (as defined on Exhibit A to the Credit Agreement), which such assignment and assumption shall be subject to the terms set forth in the Assignment and Assumption attached as Exhibit A to the Credit Agreement (including Annex 1 thereto) as if such Assignment and Assumption were executed by and among the Assignor, the Assignee, the Agent and the Borrower on the date hereof, and all such terms shall be incorporated herein, mutatis mutandis.

4. Representations and Warranties.

The Borrower hereby represents and warrants to the Agent and the other Credit Parties as of the date hereof as follows:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Borrower contained in the Credit Documents are true and correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties), on and as of the date hereof with the same effect as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, and (ii) no Default or Event of Default has occurred and is continuing.

(b) Enforceability. This Amendment has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

(c) No Conflict, Etc. The execution, delivery and performance by the Borrower of this Amendment (i) have been duly authorized by all requisite limited liability company action and (ii) will not (A) violate (x) any provision of any material Applicable Law or of the certificate of formation or other constitutive documents (including the limited liability company agreement) of the Borrower or any of its Subsidiaries to which the Borrower or any of its Subsidiaries, as the case may be, is subject, or (y) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries, other than in the case of clauses (ii)(A)(y), (ii)(B) and (ii)(C), any such violation, breach, default or Lien that could not reasonably be expected to have a Material Adverse Change.

5. Provisions of General Application.

(a) Except for the consent, waiver, amendments and modifications expressly set forth herein, the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed and this Amendment shall not be considered a novation. The amendments set forth in this Amendment are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Credit Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further amendment under the Credit Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by the Borrower remains subject to the terms of the Credit Agreement.

(b) Expenses; Indemnity. Section 8.05 of the Credit Agreement is hereby incorporated by reference mutatis mutandis.

(c) Severability. Section 8.11 of the Credit Agreement is hereby incorporated by reference mutatis mutandis.

(d) Applicable Law; Jurisdiction; Venue; Waivers of Jury Trial. Section 8.07, Section 8.15 and Section 8.19 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.

(e) Entire Agreement; Counterparts. Section 8.10 and Section 8.12 of the Credit Agreement is hereby incorporated by reference mutatis mutandis.

(f) Credit Document. This Amendment is a Credit Document.

[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC,
as Borrower

By	/s/ Kevin Fease
Name: Kevin Fease
Title: Vice President and Treasurer

[Signature Page to First Amendment to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as the Agent, the Swingline Lender and a Lender

By	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

[Signature Page to First Amendment to Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to First Amendment to Revolving Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By	/s/ Molly H. Ross
Name: Molly H. Ross
Title: Vice President

[Signature Page to First Amendment to Revolving Credit Agreement]

MIZUHO BANK, LTD, as a Lender

By	/s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory

[Signature Page to First Amendment to Revolving Credit Agreement]

THE TORONTO-DOMINION BANK, New York Branch, as a Lender

By	/s/ Betty Chang
Name: Betty Chang
Title: Authorized Signatory

[Signature Page to First Amendment to Revolving Credit Agreement]

CITIBANK, N.A., as a Co-Sustainability Structuring Agent and a Lender

By	/s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

[Signature Page to First Amendment to Revolving Credit Agreement]

COMERICA BANK, as a Lender

By	/s/ John Smithson
Name: John Smithson
Title: Vice President

[Signature Page to First Amendment to Revolving Credit Agreement]

MUFG BANK, LTD., as a Lender

By	/s/ Michael Agrimis
Name: Michael Agrimis
Title: Managing Director

[Signature Page to First Amendment to Revolving Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By	/s/ Meg Donnelly
Name: Meg Donnelly
Title: Authorized Signatory

[Signature Page to First Amendment to Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By	/s/ Suela Von Bargen
Name: Suela Von Bargen
Title: Director

[Signature Page to First Amendment to Revolving Credit Agreement]

PNC BANK, National Association, as a Lender

By	/s/ Gilberto Gonzalez
Name: Gilberto Gonzalez
Title: V.P.

[Signature Page to First Amendment to Revolving Credit Agreement]

Wells Fargo, National Association, as a Lender

By	/s/ Patrick Engel
Name: Patrick Engel
Title: Managing Director

[Signature Page to First Amendment to Revolving Credit Agreement]

BOKF, NA dba Bank of Texas, as a Lender

By	/s/ Hudson H. Marshall
Name: Hudson H. Marshall
Title: Senior Vice President

[Signature Page to First Amendment to Revolving Credit Agreement]

U.S. Bank National Association, as a Lender

By	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Senior Vice President

[Signature Page to First Amendment to Revolving Credit Agreement]

ANNEX A

[See attached.]

~~Execution Version~~Conformed through First Amendment dated November 9, 2022

ONCOR ELECTRIC DELIVERY COMPANY LLC,

AS BORROWER

REVOLVING CREDIT AGREEMENT

Dated as of November 9, 2021

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT

AND SWINGLINE LENDER

THE FRONTING BANKS FROM TIME TO TIME PARTIES HERETO

THE LENDERS FROM TIME TO TIME PARTIES HERETO

JPMORGAN CHASE BANK, N.A.

CITIBANK, N.A.

WELLS FARGO SECURITIES, LLC

Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A. WELLS FARGO BANK, NATIONAL ASSOCIATION Syndication Agents

BARCLAYS BANK PLC

MIZUHO BANK, LTD.

MUFG ~~UNION~~ BANK, ~~N.A~~LTD.

PNC BANK, NATIONAL ASSOCIATION

ROYAL BANK OF CANADA

SUMITOMO MITSUI BANKING CORPORATION

TD SECURITIES (USA) LLC

U.S. BANK, NATIONAL ASSOCIATION

Documentation Agents

CITIBANK, N.A.

WELLS FARGO SECURITIES, LLC

Co-Sustainability Structuring Agents

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS; CONSTRUCTION		1

SECTION 1.01.	Defined Terms	1
SECTION 1.02.	Terms Generally	~~39~~40
SECTION 1.03	Interest Rates; ~~LIBOR~~Benchmark Notification	~~39~~41
SECTION 1.04	Divisions	~~40~~42

ARTICLE II THE CREDITS		~~40~~42

SECTION 2.01.	Commitments	~~40~~42
SECTION 2.02.	Revolving Credit Loans	~~41~~43
SECTION 2.03.	Borrowing and Conversion Procedures	~~42~~44
SECTION 2.04.	Fees	~~43~~45
SECTION 2.05.	Repayment of Loans; Evidence of Indebtedness	~~44~~46
SECTION 2.06.	Interest on Loans	~~45~~47
SECTION 2.07.	Alternate Rate of Interest	~~45~~47
SECTION 2.08.	Termination and Reduction of Commitments	~~47~~50
SECTION 2.09.	Prepayment	~~48~~51
SECTION 2.10.	Increased Costs	~~49~~51
SECTION 2.11.	Change in Legality	~~50~~53
SECTION 2.12.	Pro Rata Treatment	~~51~~54
SECTION 2.13.	Sharing of Setoffs	~~51~~54
SECTION 2.14.	Payments	~~52~~55
SECTION 2.15.	Taxes	~~53~~56
SECTION 2.16.	Mitigation Obligations; Replacement of Lenders	~~57~~60
SECTION 2.17.	Letters of Credit	~~59~~61
SECTION 2.18.	Swingline Loans	~~63~~66
SECTION 2.19.	Increase in Commitments	~~65~~68
SECTION 2.20.	Extension of Commitment Termination Date	~~66~~69
SECTION 2.21.	Defaulting Lenders	~~68~~71
SECTION 2.22.	Sustainability Adjustments	~~71~~74

ARTICLE III REPRESENTATIONS AND WARRANTIES		~~74~~77

SECTION 3.01.	Organization; Powers	~~74~~77
SECTION 3.02.	Authorization	~~74~~77
SECTION 3.03.	Enforceability	~~74~~77
SECTION 3.04.	Governmental Approvals	~~75~~78
SECTION 3.05.	Financial Statements	~~75~~78
SECTION 3.06.	Litigation	~~75~~78
SECTION 3.07.	Federal Reserve Regulations	~~75~~78
SECTION 3.08.	Investment Company Act	~~76~~78
SECTION 3.09.	No Material Misstatements	~~76~~79

-i-

~~Page~~
SECTION 3.10.	Taxes	~~76~~79
SECTION 3.11.	Employee Benefit Plans	~~76~~79
SECTION 3.12.	Significant Subsidiaries	~~77~~80
SECTION 3.13.	Environmental Matters	~~77~~80
SECTION 3.14.	Solvency	~~78~~80
SECTION 3.15.	Properties	~~78~~81
SECTION 3.16.	Anti-Corruption Laws and Sanctions	~~78~~81

ARTICLE IV-A EFFECTIVENESS AND INITIAL EXTENSIONS OF CREDIT		~~78~~81

SECTION 4.01	Credit Documents	~~78~~81
SECTION 4.02.	Pricing Certificate	~~78~~81
SECTION 4.03.	Borrower Legal Opinions	~~78~~81
SECTION 4.04.	[Reserved]	~~79~~81
SECTION 4.05.	Prepayment of Loans Under Prior Credit Agreement	~~79~~82
SECTION 4.06.	Representations and Warranties; No Default	~~79~~82
SECTION 4.07.	Closing Certificates	~~79~~82
SECTION 4.08.	Fees	~~80~~82
SECTION 4.09.	[Reserved]	~~80~~83
SECTION 4.10.	PATRIOT Act	~~80~~83
SECTION 4.11.	[Reserved]	~~80~~83
SECTION 4.12.	Other Information	~~80~~83

ARTICLE IV-B CONDITIONS FOR CERTAIN EXTENSIONS OF CREDIT		~~80~~83

ARTICLE V COVENANTS		~~81~~84

SECTION 5.01.	Existence	~~81~~84
SECTION 5.02.	Compliance With Laws; Business and Properties	~~81~~84
SECTION 5.03.	Financial Statements, Reports, Etc.	~~82~~84
SECTION 5.04.	Insurance	~~83~~86
SECTION 5.05.	Taxes, Etc.	~~84~~86
SECTION 5.06.	Maintaining Records; Access to Properties and Inspections	~~84~~87
SECTION 5.07.	ERISA	~~84~~87
SECTION 5.08.	Use of Proceeds	~~84~~87
SECTION 5.09.	Consolidations, Mergers, Sales and Acquisitions of Assets and Investments in Subsidiaries	~~85~~87
SECTION 5.10.	Limitations on Liens	~~86~~88
SECTION 5.11.	Debt to Total Capitalization Ratio	~~88~~91

-ii-

~~Page~~
ARTICLE VI EVENTS OF DEFAULT		~~88~~91

ARTICLE VII THE AGENT		~~92~~95

ARTICLE VIII MISCELLANEOUS		~~98~~100

SECTION 8.01.	Notices	~~98~~100
SECTION 8.02.	Survival of Agreement	~~98~~101
SECTION 8.03.	Binding Effect	~~99~~101
SECTION 8.04.	Successors and Assigns	~~99~~102
SECTION 8.05.	Expenses; Indemnity	~~105~~107
SECTION 8.06.	Right of Setoff	~~108~~110
SECTION 8.07.	Applicable Law	~~108~~111
SECTION 8.08.	Waivers; Amendment and Releases	~~108~~111
SECTION 8.09.	Resignation of Swingline Lender	~~110~~112
SECTION 8.10.	Entire Agreement	~~110~~113
SECTION 8.11.	Severability	~~110~~113
SECTION 8.12.	Counterparts	~~111~~113
SECTION 8.13.	Headings	~~112~~114
SECTION 8.14.	Interest Rate Limitation	~~112~~115
SECTION 8.15.	Jurisdiction; Venue	~~113~~115
SECTION 8.16.	Confidentiality	~~113~~116
SECTION 8.17.	Electronic Communications	~~114~~117
SECTION 8.18.	Acknowledgements	~~116~~118
SECTION 8.19.	WAIVERS OF JURY TRIAL	~~117~~119
SECTION 8.20.	USA PATRIOT Act	~~117~~119
SECTION 8.21.	Separateness of the Borrower from Sempra and its Subsidiaries	~~117~~120
SECTION 8.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~117~~120
SECTION 8.23	Mortgage	~~118~~120
SECTION 8.24	Certain ERISA Matters	~~118~~120
SECTION 8.25	Acknowledgement Regarding Any Supported QFCs	~~119~~122

-iii-

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Borrowing Request
Exhibit B-2	Form of Conversion Notice
Exhibit C	Form of Request for Issuance
Exhibit D	Form of Prepayment Notice
Exhibit E-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F	Form of Note
Exhibit G	Form of Pricing Certificate

Schedule 1.01	Sustainability Table
Schedule 2.01	Commitments
Schedule 2.17(ii)	Existing Letters of Credit
Schedule 5.10	Existing Liens
Schedule 5.12	Terms of Subordination

-iv-

REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of November 9, 2021, among Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Borrower”), the lenders listed in Schedule 2.01 (together with their successors and assigns, the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent for the Lenders (in such capacity, the “Agent”), JPMorgan Chase, as swingline lender (in such capacity, the “Swingline Lender”), and the Fronting Banks from time to time parties hereto for letters of credit issued hereunder.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders and the Fronting Banks provide the revolving credit, letter of credit and swingline facilities hereinafter described in the amounts and on the terms and conditions set forth herein; and

WHEREAS, the Lenders and the Fronting Banks have agreed to provide such facilities on the terms and conditions set forth herein, and JPMorgan Chase has agreed to act as Agent on behalf of the Lenders and the Fronting Banks on such terms and conditions.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.01. Defined Terms

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ~~Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II or any Eurodollar Loan Converted to a~~ Loan bearing interest at a rate determined by reference to the Alternate Base Rate, and in any event shall include all Swingline Loans.

~~“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period divided by (b) one minus the Eurodollar Reserve Percentage.~~

~~“Adjustment Date” shall have the meaning given such term in Section 2.22(d).~~

“Additional Commitment Lender” shall have the meaning given such term in Section 2.20(d).

“Additional Lender” shall have the meaning given such term in Section 2.19(a).

“ Adjusted Daily Simple SOFR Rate” shall mean an interest rate per annum equal to (a) the Daily Simple SOFR plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Adjusted Term SOFR Rate” shall mean, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than zero, such rate shall be deemed to be zero.

“Adjustment Date” shall have the meaning given such term in Section 2.22(d).

“Administrative Agent Fee Letter” shall mean the Fee Letter, dated as of October 22, 2021, among JPMorgan Chase Bank, N.A. and the Borrower.

“Administrative Fees” shall have the meaning given such term in Section 2.04(e).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“Agent” shall have the meaning given such term in the preamble hereto.

“Agent Party” and “Agent Parties” shall have the meaning given such terms in Section 8.17(e).

“Agreement” shall have the meaning given such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted ~~LIBO~~Term SOFR Rate for a one month Interest Period on such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted ~~LIBO~~Term SOFR Rate for any day shall be based on the ~~LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate)~~Term SOFR Reference Rate at approximately ~~11:00~~5:00 a.m. ~~London~~Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted ~~LIBO~~Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.07 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.07(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Ancillary Document” shall have the meaning given such term in Section 8.12(b).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean applicable laws or regulations in any jurisdiction in which the Borrower is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto, including without limitation Title III of the USA PATRIOT ACT and the Money Laundering Control Act of 1986, as amended.

“Annual DART Rate” shall mean, with respect to the Borrower, the rate calculated as (i) the total number of DART Incidents times 200,000, divided by (ii) the total number of hours worked by all employees, calculated on the basis of one (1) calendar year. In the event that (i) the methodologies or other basis upon which such reporting shall change from the methodologies and basis for the determination of the Baseline DART Rate, the DART Rate Target or the DART Rate Threshold or (ii) OSHA shall cease to require the recording of DART Incidents, excluding any such injury or illness resulting solely from the Covid-19 pandemic or any future event declared a pandemic by the U.S. Government or the WHO, that are “recordable” by the Borrower, the DART Rate shall be deemed to be equal to an amount that will result in no adjustment to the Applicable Margin and Commitment Fee for the applicable year.

“Annual KPI Report” shall mean the DART Rate (for the avoidance of doubt, consistent with the definition of DART Rate included herein) and the Partial Electrification Bucket Trucks publicly reported by the Borrower and published on an Internet or an intranet website to which each Lender, the Agent and the Co-Sustainability Structuring Agents have been provided access.

“Applicable DART Rate Fee Adjustment” shall mean, with respect to any calendar year, (a) an increase of 0.50 basis points if the DART Rate in the relevant Pricing Certificate is greater than the DART Rate Threshold for such calendar year, (b) no reduction or increase if the DART Rate in the relevant Pricing Certificate is less than or equal to the DART Rate Threshold for such calendar year and greater than or equal to the DART Rate Target for such calendar year, and (c) a reduction of 0.50 basis points, if the DART Rate in the relevant Pricing Certificate is less than the DART Rate Target for such calendar year.

“Applicable DART Rate Margin Adjustment” shall mean, with respect to any calendar year, (a) an increase of 2.50 basis points if the DART Rate in the relevant Pricing Certificate is greater than the DART Rate Threshold for such calendar year, (b) no reduction or increase if the DART Rate in the relevant Pricing Certificate is less than or equal to the DART Rate Threshold for such calendar year and greater than or equal to the DART Rate Target for such calendar year, and (c) a reduction of 2.50 basis points, if the DART Rate in the relevant Pricing Certificate is less than the DART Rate Target for such calendar year.

“Applicable KPI Commitment Fee Adjustment” shall mean, with respect to any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the Applicable DART Rate Fee Adjustment plus (ii) Applicable Partial Electrification Bucket Truck Fee Adjustment (as defined below), in each case for such calendar year.

“Applicable KPI Margin Adjustment” shall mean, with respect to any calendar year, the number of basis points (whether positive, negative or zero) resulting from the sum of (i) the Applicable DART Rate Margin Adjustment plus (ii) the Applicable Partial Electrification Bucket Truck Margin Adjustment (as defined below), in each case for such calendar year.

“Applicable Law” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order (including, without limitation, any commitments, undertakings and stipulations set forth therein), decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT, ERCOT and FERC), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, at any time and for any Type of Loan, the percentage per annum set forth below corresponding to such Type of Loan in the column under the Applicable Rating Level (as defined below) at such time. At any time an Event of Default has occurred and is continuing, the Applicable Margins set forth below shall be increased for each Applicable Rating Level by 2.00% with respect to overdue principal.

Applicable Rating Level	1	2	3	4	5
~~Percentage Per Annum~~
~~Eurodollar~~Term Benchmark Loan or Daily Simple SOFR Loan	0.875%	1.000%	1.125%	1.250%	1.500%
ABR Loan	0.000%	0.000%	0.125%	0.250%	0.500%

It is hereby understood and agreed that the Applicable Margin with respect to ~~Eurodollar~~Term Benchmark Loans (or, if applicable pursuant to Section 2.07, Daily Simple SOFR Loans) and the ABR Loans shall be adjusted from time to time based upon the KPI Adjustment.

“Applicable Partial Electrification Bucket Truck Fee Adjustment” shall mean, with respect to any calendar year, (a) an increase of 0.50 basis points if the Partial Electrification Bucket Trucks in the relevant Pricing Certificate are less than the Partial Electrification Bucket Trucks Threshold for such calendar year, (b) no reduction or increase if the Partial

Electrification Bucket Trucks in the relevant Pricing Certificate are greater than or equal to the Partial Electrification Bucket Trucks Threshold for such calendar year and less than or equal to the Partial Electrification Bucket Trucks Target for such calendar year, and (c) a reduction of 0.50 basis points, if the Partial Electrification Bucket Trucks in the relevant Pricing Certificate are greater than the Partial Electrification Bucket Trucks Target for such calendar year.

“Applicable Partial Electrification Bucket Truck Margin Adjustment” shall mean, with respect to any calendar year, (a) an increase of 2.50 basis points if the Partial Electrification Bucket Trucks in the relevant Pricing Certificate are less than the Partial Electrification Bucket Trucks Threshold for such calendar year, (b) no reduction or increase if the Partial Electrification Bucket Trucks in the relevant Pricing Certificate are greater than or equal to the Partial Electrification Bucket Trucks Threshold for such calendar year and less than or equal to the Partial Electrification Bucket Trucks Target for such calendar year, and (c) a reduction of 2.50 basis points, if the Partial Electrification Bucket Trucks in the relevant Pricing Certificate are greater than the Partial Electrification Bucket Trucks Target for such calendar year.

“Applicable Rating Level” shall mean, at any time, the level set forth below in the row next to the then applicable Debt Ratings; provided, that for so long as the applicable Debt Ratings are determined pursuant to clause (a) in the definition of Debt Ratings, the Applicable Rating Level pursuant to the Applicable Margin grid and as provided for herein shall be the level that is one level higher (if any) (i.e., with a higher numeric level and greater pricing) than the level otherwise applicable based on the Borrower’s senior secured non-credit enhanced long term debt rating. If (i) there is a difference of one level in the Debt Ratings, then the higher Debt Rating shall be used for purposes of determining the Applicable Rating Level, and (ii) there is a difference of more than one level in the Debt Ratings, then the Debt Rating one level below the higher Debt Rating will be used for purposes of determining the Applicable Rating Level. Any change in the Applicable Rating Level shall be effective on the date on which the applicable rating agency announces any change in the applicable Debt Rating.

S&P Debt Rating Moody’s Debt Rating	Applicable Rating Level
A+ or better A1 or better	1
A A2	2
A- A3	3
BBB+ Baa1	4
Equal to or below BBB* Equal to or below Baa2*	5

*	or unrated

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Agent, in substantially the form of Exhibit A.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Borrower designated as such in writing to the Agent by the Borrower and, with respect to any document delivered on the Closing Date, the Secretary or the Assistant Secretary of the Borrower. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning given such term in Section 2.17(j).

“Available Commitment” shall mean, for each Lender, the excess of such Lender’s Commitment over such Lender’s Outstanding Credits.

“Available Commitments” shall refer to the aggregate of the Lenders’ Available Commitments.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.07.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009

(as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning given such term in Section 2.13(a).

“Bankruptcy Event” shall mean, with respect to any Person, such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline DART Rate” shall mean the 5-year historical average of the Annual DART Rate for the years 2016 – 2020, as set forth in the Sustainability Table.

“Benchmark” shall mean, initially, the ~~LIBO~~Term SOFR Rate; provided that if a Benchmark Transition Event~~, a Term SOFR Transition Event or an Early Opt-in Election, as applicable,~~ and ~~its~~the related Benchmark Replacement Date have occurred with respect to the ~~LIBO~~Term SOFR Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b~~) or clause (c~~) of Section 2.07.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) the ~~sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;~~

~~(2) the sum of: (a)~~Adjusted Daily Simple SOFR Rate; and ~~(b) the related Benchmark Replacement Adjustment;~~

~~(3~~

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time ~~and (b)~~in the ~~related Benchmark Replacement Adjustment;~~

~~provided that, in the case of clause (1) above, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR~~United States and (b) the related Benchmark Replacement Adjustment~~, as set forth in clause (1) of this definition (subject to the first proviso above)~~.

If the Benchmark Replacement as determined pursuant to clause (1)~~,~~ or (2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement~~:~~

~~(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:~~

~~(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;~~

~~(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and~~

~~(2) for purposes of clause (3) of the definition of “Benchmark Replacement,”~~, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities~~;~~

~~provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion~~ at such time in the United States.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date ~~of~~on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the ~~public~~most recent statement or publication ~~of information~~ referenced ~~therein;~~in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

~~(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.07(c); or~~

~~(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.~~

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely~~,~~; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.07 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.07.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning given such term in the preamble hereto.

“Borrower Information” shall have the meaning given to such term in Section 3.05(b).

“Borrowing” shall mean (i) the incurrence of a Swingline Loan from the Swingline Lender on a given date and (ii) a group of Loans of a single Type made or Converted by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request made pursuant to Section 2.03(a) substantially in the form of Exhibit B-1.

“Business Day” shall mean any day (other than a day that is a Saturday~~,~~ or a Sunday ~~or legal holiday in the City of New York~~) on which banks are open for business in New York City; provided~~, however,~~ that, when used in connection with a ~~Eurodollar Loan~~Daily Simple SOFR Loan or Term Benchmark Loan and any interest rate settings, fundings, disbursements, settlements or payments of any Daily Simple SOFR Loans or Term Benchmark Loans or any other dealings in respect of such Loans referencing the Adjusted Daily Simple SOFR Rate or Adjusted Term SOFR Rate, the term “Business Day” shall also exclude any day ~~on which banks are not open for dealings in dollar deposits in the London interbank market~~that is not a U.S. Government Securities Business Day.

“Capitalization” shall mean the total of all the following items appearing on, or included in, the Borrower’s unconsolidated balance sheet: (i) liabilities for Indebtedness maturing more than 12 months from the date of determination, and (ii) common Equity Interests, common Equity Interest expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common Equity Interests and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares or units of the Borrower’s Equity Interests held in the Borrower’s treasury, if any. Capitalization shall be determined in accordance with GAAP and practices applicable to the type of business in which the Borrower is engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Cash Collateral Account” shall have the meaning given such term in Article VI.

“Change in Control” shall mean and be deemed to have occurred if any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than one or more Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Shares of the Borrower that exceeds 35% thereof, unless one or more Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the non-Disinterested Directors (as defined in the limited liability company agreement of the Borrower) of the board of directors of the Borrower.

“Change in Law” shall mean the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or Fronting Bank (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s or Fronting Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning given such term in Section 8.14(a).

“Closing Date” shall mean November 9, 2021.

“ CME Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral Agent” shall mean The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York Mellon (formerly the Bank of New York), as collateral agent under the Mortgage, or any other successor collateral agent.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender in an amount set forth in Schedule 2.01 hereto to make Revolving Credit Loans and in the case of the Swingline Lender, Swingline Loans, and to purchase participations in Letters of Credit and Swingline Loans as such Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.08, increased pursuant to Section 2.19, extended pursuant to Section 2.20 or modified from time to time pursuant to Section 8.04. The Commitment of each Lender shall automatically and permanently terminate on the Commitment Termination Date of such Lender if not terminated earlier pursuant to the terms hereof.

“Commitment Fee” shall have the meaning given such term in Section 2.04(a).

“Commitment Fee Percentage” shall mean, at any time, the percentage per annum set forth below in the column under the Applicable Rating Level at such time.

Applicable Rating Level	1	2	3	4	5
~~Percentage Per Annum~~
Commitment Fee	0.075%	0.100%	0.125%	0.175%	0.225%

It is hereby understood and agreed that the Commitment Fee Percentage with respect to the Commitment Fee shall be adjusted from time to time based upon the KPI Adjustment.

“Commitment Termination Date” shall mean November 9, ~~2026~~2027 or such later date that may be established for any Lender pursuant to Section 2.20.

“Communications” shall have the meaning given such term in Section 8.17(a).

“Competitor” shall mean any competitor of the Borrower that directly or indirectly is engaged in the same or a similar line of business as the Borrower, including, without limitation, any company that provides electricity transmission and distribution services, or that is a public utility, power generation company, or retail electric provider.

“Confidential Information” shall have the meaning given such term in Section 8.16.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Senior Debt” shall mean the Senior Debt (other than the Qualified Transition Bonds) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

“Consolidated Shareholders’ Equity” shall mean the sum (without duplication) of (i) total common Equity Interests or common members’ interest plus (ii) preferred and preference stock or preferred members’ interest not subject to mandatory redemption, each (in the case of clauses (i) and (ii)) determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, plus (iii) Equity-Credit Preferred Securities in an aggregate liquidation preference amount not in excess of $1,000,000,000; provided, however, that in computing Consolidated Shareholders’ Equity at any time, the following shall be added to the extent that the following decreased total common members’ interest: any cash and non-cash charges, in an amount of up to $250,000,000 (calculated on an aggregate basis throughout the term of this Agreement), as a result of (x) rulings by state regulatory bodies having jurisdiction over the Borrower or its Consolidated Subsidiaries and (y) the early retirement, repurchase or termination of debt or other securities or financing arrangements, including premiums, relating to liability management activities.

“Consolidated Subsidiary” of any Person shall mean at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements as of such date; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Consolidated Subsidiaries of the Borrower.

“Consolidated Total Capitalization” shall mean the sum of (i) Consolidated Shareholders’ Equity, (ii) Consolidated Senior Debt and (iii) Subordinated Obligations excluded from the calculation of Senior Debt.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Conversion Notice” shall mean a request made pursuant to Section 2.03(b) substantially in the form of Exhibit B-2.

“Convert”, “Conversion” and “Converted” each shall refer to a conversion of Revolving Credit Loans of one Type into Revolving Credit Loans of the other Type (or a combination of Types) or Revolving Credit Loans of the same Type having the same or a new Interest Period or the selection of a new, or the renewal of the same, Interest Period for ~~Eurodollar~~Term Benchmark Loans, pursuant to Section 2.03, 2.07 or 2.11(a)(ii).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Co-Sustainability Structuring Agents” shall mean, collectively, Wells Fargo Securities, LLC and Citibank, N.A., each in its capacity as a Co-Sustainability Structuring Agent hereunder and any successor thereto designated in accordance with Section 7(d).

“Covered Party” shall have the meaning given such term in Section 8.25(a).

“Credit Documents” shall mean this Agreement, the Fee Letters and any promissory notes issued by the Borrower hereunder.

“Credit Parties” shall mean the Agent, the Co-Sustainability Structuring Agents, the Swingline Lender, the Fronting Banks and the Lenders.

“Daily Simple SOFR” shall mean, for any day~~, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion~~ (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Borrowing” shall mean any Borrowing comprised of Daily Simple SOFR Loans.

“ Daily Simple SOFR Loan” shall mean any Loan that bears interest at a rate determined by reference to the Adjusted Daily Simple SOFR Rate.

“DART Incidents” shall mean, with respect to the Borrower, an OSHA recordable workplace injury or illness that results in days away from work, restricted job roles, or an employee’s permanent transfer to a new position, excluding any such injury or illness resulting solely from the Covid-19 pandemic or any future event declared a pandemic by the U.S. Government or the WHO. No employee of the Borrower or any Subsidiary of the Borrower who becomes an employee of the Borrower or any Subsidiary of the Borrower pursuant to a merger into or acquisition by a Borrower or any Subsidiary of a Borrower shall be included in the calculation of DART Incidents for the calendar year in which such merger or acquisition occurs.

“DART Rate” shall mean the 3-year historical average of the Annual DART Rate for the three most recently completed calendar years. For the avoidance of doubt, the DART Rate for the calendar year ending December 31, 2021 shall be the 3-year historical average of the Annual DART Rate for the calendar years ending December 31, 2019, December 31, 2020 and December 31, 2021.

“DART Rate Target” shall mean, with respect to any calendar year, the DART Rate Target for such calendar year as set forth in the Sustainability Table.

“DART Rate Threshold” shall mean, with respect to any calendar year, the DART Rate Threshold for such calendar year as set forth in the Sustainability Table.

“Debt Ratings” shall mean (a) from the Closing Date until the Borrower has a senior unsecured non-credit enhanced long term debt rating, the ratings (whether explicit or implied) assigned by S&P and Moody’s to the senior secured non-credit enhanced long term debt of the Borrower and (b) thereafter, the ratings (whether explicit or implied) assigned by S&P and Moody’s to the senior unsecured non-credit enhanced long term debt of the Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief ~~Laws~~laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtor Relief Plan” shall mean a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” shall mean any event or condition, which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (i) has failed, within three Business Days of the date required to be funded or paid, to (A) fund any portion of its Loans, (B) fund any portion of its participations in Letters of Credit or Swingline Loans or (C) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (A) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (ii) has notified any Borrower or the Agent, any Fronting Bank or the Swingline Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (iii) has failed, within three Business Days after written request by the Agent, any Fronting Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet its obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon the Agent’s, such Fronting Bank’s or such Swingline Lender’s (as applicable) receipt of such certification in form and substance reasonably satisfactory to it and the Agent, or (iv) has, or has a Lender Parent that has, (a) become the subject of a Bankruptcy Event or (b) become the subject of a Bail-In Action.

“Disqualified Institution” shall mean, on any date, any Person (and any of such Persons’ Subsidiaries or Affiliates clearly identifiable solely on the basis of the similarity of its name) that is a Competitor of the Borrower, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Agent and the Lenders (including by posting such notice to the Platform) not less than three Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Agent from time to time at the following email address: JPMDQ_Contact@jpmorgan.com. If the DQ List and any updates are not sent to such email address, then such DQ List or update shall not be deemed received and not effective.

“dollars” or “$” shall mean lawful money of the United States of America.

“DQ List” shall have the meaning given such term in Section 8.04(g)(iv).

“Drawing” shall mean a drawing by a beneficiary under any Letter of Credit.

~~“Early Opt-in Election”  shall mean, if the then-current Benchmark is LIBO Rate, the occurrence of:~~

~~(1)~~

~~a notification in writing by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least five currently outstanding dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (provided, that such syndicated credit facilities shall be identified in such notice and shall be publicly available for review), and~~

~~(2)~~	~~the joint election by the Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Agent of written notice of such election to the Lenders.~~

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 8.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.04(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 8.04(g).

“Equity-Credit Preferred Securities” shall mean securities, however denominated, (i) issued by the Borrower or a Consolidated Subsidiary of the Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 30 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (v) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the latest Commitment Termination Date of the Lenders.

“Equity Interests” of any Person shall mean the shares of common stock and other voting capital stock or other voting ownership interests having ordinary voting power to vote in the election of the board of directors or other governing body performing similar functions (except directors’ qualifying shares) of such Person.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor ~~person~~Person), as in effect from time to time.

~~“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.~~

~~“Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.~~

~~“Eurodollar Reserve Percentage” shall mean, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). The Adjusted LIBO Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.~~

“Event of Default” shall have the meaning given such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender (which for purposes of this clause (ii) shall include any Fronting Bank and the Swingline Lender), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.16) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Credit Party’s failure to comply with Section 2.15(g) and (iv) any Taxes imposed under FATCA.

“Existing Commitment Termination Date” shall have the meaning given such term in Section 2.20(a).

“Existing Letters of Credit” shall mean those letters of credit existing on the Closing Date and set forth on Schedule 2.17(ii).

“Existing Notes” shall mean all senior secured notes and debentures outstanding on the date hereof and disclosed in the Borrower’s applicable periodic and/or current reports filed with the SEC and any refinancings, additional issuances, or replacements thereof.

“Extending Lender” shall have the meaning given such term in Section 2.20(b).

“Extension Date” shall have the meaning given such term in Section 2.20(a).

“Extension of Credit” shall mean (i) the making of a Revolving Credit Loan, (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder or (iii) the making of a Swingline Loan.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreement entered into with respect thereto and any rules, guidance or legislation implementing any such intergovernmental agreement, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s ~~Federal~~federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” shall mean, collectively, (i) the Administrative Agent Fee Letter and (ii) the Fee Letter, dated as of October 22, 2021, among JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Wells Fargo Securities, LLC, and the Borrower, each as amended, modified or supplemented from time to time.

“Fees” shall mean the Commitment Fee, the Administrative Fees, the Fronting Fees, the LC Fee and any other fees provided for in the Fee Letters.

“FERC” shall mean the Federal Energy Regulatory Commission or any successor.

“Financial Officer” of any corporation or limited liability company shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer, or any responsible officer designated by one of the foregoing Persons, of such corporation or limited liability company.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to ~~LIBO Rate~~any applicable Benchmark. For the avoidance of doubt the Floor for any applicable Benchmark shall not be less than 0.00%.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Fronting Bank Termination Date” shall mean, with respect to any Fronting Bank, the date that is three Business Days before the Commitment Termination Date in effect for the Lender (or its Affiliate) that is also such Fronting Bank or such earlier date designated by such Fronting Bank pursuant to Section 2.20(h) in connection with any extension of the Commitment Termination Date.

“Fronting Banks” shall mean (a) any Lender or Affiliate of any Lender, in each case, having a long-term credit rating acceptable to the Borrower (and, in the case of any such Affiliate, being otherwise reasonably acceptable to the Borrower) that delivers an instrument in form and substance satisfactory to the Borrower and the Agent whereby such other Lender or Affiliate agrees to act as a “Fronting Bank” hereunder and states the amount of its LC Fronting Bank Commitment and (b) with respect to the Existing Letters of Credit, Citibank, N.A., in its capacity as Fronting Bank and issuer thereunder.

“Fronting Fee” shall have the meaning given such term in Section 2.04(c).

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Holdings” shall mean Oncor Electric Delivery Holdings Company LLC.

~~“IBA” shall have the meaning given such term in Section 1.03.~~

~~“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”~~

“Increase Effective Date” shall have the meaning given such term in Section 2.19(a).

“Increase Joinder” shall have the meaning given such term in Section 2.19(c).

“Incremental Commitment Increase” shall have the meaning given such term in Section 2.19(a).

“Indebtedness” of any Person shall mean (without duplication) all indebtedness of such Person (i) for borrowed money or evidenced by bonds, indentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (excluding trade payables in the ordinary course of business that are not more than 60 days overdue) that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (iii) as lessee for the principal component of all leases that are recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (v) in respect of Indebtedness of others secured by a Lien on any asset of such Person (with the Indebtedness of such Person described in this clause (v) deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith), (vi) all net payment obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates and (vii) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through (vi) above (provided that this clause (vii) shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness)); provided, however, that for all purposes, the following shall be excluded from the definition of “Indebtedness”: (A) Qualified Transition Bonds (including interest rate swaps entered into by any Qualified Transition Bond Issuer of the Borrower in connection with Qualified Transition Bonds issued by such Qualified Transition Bond Issuer), (B) amounts payable from the Borrower to current or former Affiliates in connection with nuclear decommissioning costs, retail clawback or other regulatory transition issues and (C) any Indebtedness defeased by such Person or by any Subsidiary of such Person.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” shall have the meaning given such term in Section 8.05(c).

“Indentures” shall mean the indentures and note purchase agreements for the Existing Notes, any supplements, amendments or replacements of such indentures and note purchase agreements and all other indentures and other agreements governing notes, loans and/or other obligations pursuant to the Mortgage.

“Interest Payment Date” shall mean, (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any ~~Eurodollar~~Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a ~~Eurodollar~~Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, ~~and~~ (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid, and (d) with respect to any Daily Simple SOFR Loan (if such Type of Loan is applicable pursuant to Section 2.07), each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of, or conversion to, such Daily Simple SOFR Loan (or, if there is no such corresponding day in such month, then the last day of such month).

“Interest Period” shall mean (i) as to any ~~Eurodollar~~Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 ~~(or, if agreed to by all Lenders hereunder, 12)~~ months thereafter, and (ii) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (A) the next succeeding March 31, June 30, September 30 or December 31, (B) the Commitment Termination Date of any Lender, and (C) the date such Borrowing is repaid or prepaid in accordance with Section 2.05, Section 2.08(b) or Section 2.09; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of ~~Eurodollar~~Term Benchmark Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

~~“ Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.~~

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Lead Arranger” shall mean JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Securities, LLC.

“JPMorgan Chase” shall have the meaning given such term in the preamble hereto.

“KPI Adjustment” shall mean, collectively, the Applicable KPI Commitment Fee Adjustment and the Applicable KPI Margin Adjustment.

“KPI Metrics” shall mean, collectively, the DART Rate and the Partial Electrification Bucket Trucks, and each a “KPI Metric”.

“LC Fee” shall have the meaning given such term in Section 2.04(b).

“LC Fronting Bank Commitment” shall mean, with respect to any Fronting Bank, the aggregate ~~stated amount~~Stated Amount of all Letters of Credit that such Fronting Bank agrees to issue, as modified from time to time pursuant to agreement among such Fronting Bank, the Borrower and the Agent. With respect to (i) any Fronting Bank that is the issuer of an Existing Letter of Credit as of the date hereof, such Fronting Bank’s LC Fronting Bank Commitment shall equal the Stated Amount of the Existing Letters of Credit (as modified from time to time in a written agreement between such Fronting Bank and the Borrower; provided that written notice of such agreement and the amount of such Fronting Bank’s LC Fronting Commitment shall have been delivered to the Agent) and (ii) any Person that becomes a Fronting Bank after the date hereof, such Person’s LC Fronting Bank Commitment shall equal the amount agreed upon between the Borrower and such Person at the time such Person becomes a Fronting Bank; provided that written notice of such agreement and the amount of such Fronting Bank’s LC Fronting Commitment shall have been delivered to the Agent. For the avoidance of doubt, the LC Fronting Bank Commitment of any Fronting Bank that is the issuer of an Existing Letter of Credit shall be automatically reduced by amounts corresponding to reductions in the Stated Amount of such Existing Letter of Credit (including reductions from the expiration or termination of any Existing Letter of Credit).

“LC Outstandings” shall mean, on any date of determination, the sum of (i) the Stated Amounts of all Letters of Credit that are outstanding on such date and (ii) the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the Fronting Banks under Letters of Credit (excluding reimbursement obligations that have been repaid with the proceeds of any Loan). A Lender’s “LC Outstandings” shall mean such Lender’s Percentage of the Stated Amount of all such Letters of Credit and its Percentage of all unpaid reimbursement obligations in respect of all such Letters of Credit.

“LC Payment Notice” shall have the meaning given such term in Section 2.17(d).

“Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” shall have the meaning given such term in the preamble hereto. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean a standby letter of credit that is issued by a Fronting Bank pursuant to a Request for Issuance, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement. Each Existing Letter of Credit shall constitute a Letter of Credit hereunder.

~~“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate.~~

~~“LIBO Screen Rate” shall mean, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.~~

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds (other than pursuant to an ordinary course consignment) subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” shall mean a Revolving Credit Loan or a Swingline Loan.

“Mandatory Borrowing” shall have the meaning given such term in Section 2.18(d).

“Material Adverse Change” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Credit Parties under this Agreement or any of the other Credit Documents.

“Maximum Rate” shall have the meaning given such term in Section 8.14(a).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008 (as amended, modified and supplemented from time to time), by the Borrower as grantor, to and for the benefit of the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Borrower, any Subsidiary or any ERISA Affiliate is making, or accruing an obligation to make, contributions or with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could incur liability under Title IV of ERISA.

“Net Tangible Assets” shall mean the amount shown as total assets on the Borrower’s unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on the Borrower’s unconsolidated balance sheet, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which the Borrower is engaged.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders in accordance with the terms of Section 8.08 and (ii) has been approved by the Required Lenders.

“Non-Dilutive Subsidiary” of any Person and with respect to any Subsidiary of such Person (the “original Subsidiary”) shall mean any other Subsidiary of such Person if the percentage of the Equity Interests held by such Person in such other Subsidiary is at least as great as the percentage of the Equity Interests held by such Person in such original Subsidiary.

“Non-Extending Lender” shall have the meaning given such term in Section 2.20(b).

~~“ Non-Extension Notice Date” shall have the meaning given such term in Section 2.17(j).~~

“Note” shall mean each promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form attached as Exhibit F, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Agent from a ~~Federal~~federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” shall mean the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and any of its Subsidiaries arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, in each case, entered into with the Borrower or any Subsidiary of the Borrower, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or such Subsidiary of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Credit Documents (and any of its Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by the Borrower under any Credit Document.

“Other Connection Taxes” shall mean, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Outstanding Credits” of any Lender shall mean, on any date of determination, an amount equal to (i) the aggregate principal amount of all outstanding Revolving Credit Loans made by such Lender plus (ii) such Lender’s LC Outstandings on such date plus (iii) such Lender’s Swingline Outstandings on such date.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight ~~Federal~~federal funds and overnight ~~Eurodollar borrowings~~eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time~~,~~ and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate ~~(from and after such date as the NYFRB shall commence to publish such composite rate)~~.

“Partial Electrification Bucket Trucks” shall mean, with respect to the Borrower, the aggregate number of utility bucket trucks that were in the fleet of the Borrower as of December 31, in the applicable calendar year plus any utility bucket trucks in the fleet of the Borrower at any point during such calendar year solely to the extent such utility bucket trucks are no longer in the fleet of the Borrower as a result of an accident or manufacturer malfunction or recall and for which the Borrower has made (or, in good faith, will promptly make) arrangements to replace such utility bucket trucks, in each case, that were equipped with (i) a hybrid power system that enables an electric motor to power the truck’s hydraulic lift, thereby reducing idling emissions and the amount of fuel used by such bucket truck as compared to a traditional non-hybrid bucket truck, or (ii) other hybrid or all-electric power systems enabling an electric motor to power the truck’s hydraulic lift that enable equivalent or better idle mitigation or fuel reduction benefits than a bucket truck referenced in clause (i) above.

“Partial Electrification Bucket Trucks Target” shall mean, with respect to any calendar year, the Partial Electrification Bucket Trucks Target for such calendar year as set forth in the Sustainability Table.

“Partial Electrification Bucket Trucks Threshold” shall mean, with respect to any calendar year, the Partial Electrification Bucket Trucks Threshold for such calendar year as set forth in the Sustainability Table.

“Participant” shall have the meaning given such term in Section 8.04(d).

“Participant Register” shall have the meaning given such term in Section 8.04(d).

“Participating Receivables Grantor” shall mean the Borrower or any Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning given such term in Section 8.20.

“Payment” shall have the meaning given such term in subsection (n)(i) of Article VII.

“Payment Date” shall mean the date on which payment of a Drawing is made by a Fronting Bank.

“Payment Notice” shall have the meaning given such term in subsection (n)(ii) of Article VII.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” shall mean, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such date by the Total Commitment on such date.

“Permitted Encumbrances” shall mean, as to any Person at any date, any of the following:

(i)    (A) Liens for ~~taxes~~Taxes, assessments or governmental charges not then delinquent and Liens for workers’ compensation awards and similar obligations not then delinquent and undetermined Liens or charges incidental to construction, Liens for ~~taxes~~Taxes , assessments or governmental charges then delinquent but the validity of which is being contested at the time by such Person in good faith against which an adequate reserve has been established, with respect to which levy and execution thereon have been stayed and continue to be stayed and that do not impair the use of the property or the operation of such Person’s business, (B) Liens incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds, and mechanics’ or materialmen’s Liens, assessments or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, and other Liens of like nature incurred or created in the ordinary course of business;

(ii)    Liens securing indebtedness, neither assumed nor guaranteed by such Person nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by such Person for any substation, transmission line, transportation line, distribution line, right of way or similar purpose;

(iii)    rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such Person;

(iv)    rights reserved to or vested in others to take or receive any part of the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of such

Person and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(v)    easements, licenses, restrictions, exceptions or reservations in any property and/or rights of way of such Person for the purpose of roads, pipe lines, substations, transmission lines, transportation lines, distribution lines, removal of oil, gas, lignite, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by such Person;

(vi)    rights reserved to or vested in any municipality or public authority to use, control or regulate any property of such Person;

(vii)    any obligations or duties, affecting the property of such Person, to any municipality or public authority with respect to any franchise, grant, license or permit;

(viii)    as of any particular time any controls, Liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel;

(ix)    any judgment Lien against such Person securing a judgment for an amount not exceeding 25% of Consolidated Shareholders’ Equity of such Person, so long as the finality of such judgment is being contested by appropriate proceedings conducted in good faith and execution thereon is stayed;

(x)    any Lien arising by reason of deposits with or giving of any form of security to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable such Person to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(xi)    any landlords’ Lien on fixtures or movable property located on premises leased by such Person in the ordinary course of business so long as the rent secured thereby is not in default; or

(xii)    any Lien of the Agent on the Cash Collateral Account.

“Permitted Holders” shall mean any of (i) Sempra ~~Energy~~ or any of its Affiliates, (ii) Texas Transmission or any of its Affiliates or (iii) any member of, or other investor in, Texas Transmission or any of its Affiliates, or any investment fund or vehicle managed, sponsored or advised by any such member or investor, and any Affiliate of or successor to any such investment fund or vehicle. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change in Control as a result of a Permitted Transaction, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are limited recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (i) a Person that is not a Subsidiary or (ii) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Subsidiary.

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between the Borrower and one of its Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of the Borrower or such Subsidiary (which such determination may take into account any retained interest or other investment of the Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Transaction” shall mean a transaction (i) for which all required approvals from each applicable Governmental Authority have been duly obtained, (ii) after which the Borrower will remain subject to “ring-fencing” measures substantially the same as the ring-fencing measures in effect on the Closing Date, unless such ring-fencing measures are (x) no longer required by the PUCT or (y) are modified by the PUCT, provided that, in the case of clause (y), the Borrower will maintain “ring-fencing” measures as required by the PUCT, (iii) that does not result in the Borrower’s Debt Rating issued by S&P being lower than BBB- (stable) or the Borrower’s Debt Rating issued by Moody’s being lower than Baa3 (stable), and (iv) at the time of and after giving effect to which, no Default shall have occurred and be continuing.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or Governmental Authority, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” shall have the meaning given such term in Section 8.17(d).

“Post-Increase Revolving Lenders” shall have the meaning given such term in Section 2.19(d).

“Pre-Increase Revolving Lenders” shall have the meaning given such term in Section 2.19(d).

“Prepayment Notice” shall mean a notice given pursuant to Section 2.09(a) in substantially the form of Exhibit D.

“Pricing Certificate” shall mean a certificate signed by a Financial Officer of the Borrower substantially in the form of Exhibit G setting forth (with computations in reasonable detail in respect thereof) the KPI Metrics for the immediately preceding calendar year which shall be based on and consistent with the KPI Metrics reported in the Annual KPI Report for such year, together with the resulting KPI Adjustment to apply from the Sustainability Pricing Adjustment Date of the then current calendar year.

~~“Pricing Certificate Delivery Date” shall have the meaning given such term in Section 2.22(f).~~

“Pricing Certificate Inaccuracy” shall have the meaning given such term in Section 2.22(d)(i)(A).

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Agent) or any similar release by the Federal Reserve Board (as determined by the Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Prior Credit Agreement” shall mean that certain Revolving Credit Agreement, dated as of November 17, 2017, among the Borrower, the lenders and fronting banks parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended by that certain First Amendment to Revolving Credit Agreement, dated as of November 2, 2020, and as further amended, modified, extended, restated, replaced or supplemented from time to time prior to the date hereof).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“QFC Credit Support” shall have the meaning given such term in Section 8.25.

“Qualified Transition Bond Issuer” shall mean, with respect to the Borrower, (i) the Borrower, (ii) a Subsidiary of the Borrower formed and operating solely for the purpose of (A) purchasing and owning transition property created under a “financing order” (as such term is defined in the Texas Utilities Code) issued by the PUCT, (B) issuing such securities pursuant to such order, (C) pledging its interests in such transition property to secure such securities and (D) engaging in activities ancillary to those described in (A), (B) and (C) or (iii) any directly or indirectly held Subsidiary of the Borrower formed and operating for purposes that include owning a Person identified in clause (ii) above.

“Qualified Transition Bonds” of the Borrower shall mean securities, however denominated, that are (i) issued by a Qualified Transition Bond Issuer, (ii) secured by or otherwise payable from transition charges authorized pursuant to the financing order referred to in clause (ii) (A) of the definition of “Qualified Transition Bond Issuer”, and (iii) non-recourse to the Borrower or any of its Consolidated Subsidiaries (other than the issuer of such securities).

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” shall mean presently existing and hereafter arising or originated Accounts, Chattel Paper, and Payment Intangibles ~~and Chattel Paper~~ (as each such term is defined in the Uniform Commercial Code in effect in the State of New York from time to time) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles (as such term is defined in the Uniform Commercial Code in effect in the State of New York from time to time) and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (~~1~~a) if such Benchmark is ~~LIBO~~the Term SOFR Rate, ~~11:00~~5:00 a.m. (~~London~~Chicago time) on the day that is two ~~London banking days~~(2) U.S. Government Securities Business Days preceding the date of such setting~~, and~~ or (~~2~~b) if such Benchmark is not ~~LIBO~~the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” shall have the meaning given such term in Section 8.04(c).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB~~,~~ or, in each case, any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Sections 4043(c)(1)-(8) of ERISA or the regulations issued thereunder (other than a reportable event for which the 30 day notice requirement has been waived) with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Request for Issuance” shall mean a request for issuance of a Letter of Credit given pursuant to Section 2.17(a) in substantially the form of Exhibit C.

“Required Lenders” shall mean, at any time, Lenders having Commitments representing in excess of 50% of the Total Commitment or, (i) for purposes of acceleration pursuant to clause (ii) of the first paragraph of Article VI, or (ii) if the Total Commitment has been terminated, Lenders with Outstanding Credits in excess of 50% of the aggregate amount of Outstanding Credits.

“Required Reimbursement Date” shall have the meaning given such term in Section 2.17(c)(i).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Loan” shall mean a ~~Loan~~loan made pursuant to Section 2.02, whether made as a ~~Eurodollar~~Term Benchmark Loan or as an ABR Loan.

“S&P” shall mean Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.).

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or one of its Subsidiaries (i) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (ii) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” shall mean the Securities and Exchange Commission.

“Sempra ~~Energy~~” shall mean Sempra Energy, a California corporation.

“Senior Debt” of any Person shall mean (without duplication) (i) all Indebtedness of such Person described in clauses (i) through (iii) of the definition of “Indebtedness,” (ii) all Indebtedness of such Person described in clause (iv) of the definition of “Indebtedness” in respect of unreimbursed drawings under letters of credit described in such clause (iv), and (iii) all direct or indirect guaranties of such Person in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) and (ii) above; provided, however, that in calculating “Senior Debt” of the Borrower, (x) any amount of Equity-Credit Preferred Securities not included in the definition of “Consolidated Shareholders Equity” shall be included and (y) all Subordinated Obligations shall be excluded.

“Significant Disposition” shall mean a sale, lease, disposition or other transfer (in each case, whether effected pursuant to a division or otherwise) by a Person, or any Subsidiary of such Person, during the period from the Closing Date until the latest Commitment Termination Date, of assets constituting, either individually or in the aggregate with all other assets sold, leased, disposed or otherwise transferred by such Person and its Consolidated Subsidiaries during such period, 30% or more of the assets of such Person and its Consolidated Subsidiaries taken as a whole, as reported on the most recent consolidated balance sheet of such Person prior to the date of such sale, lease, disposition or other transfer, excluding (i) any such sale, lease, disposition or other transfer to a Non-Dilutive Subsidiary of such Person, (ii) dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) any dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing, and (iv) (A) any disposition of any assets required by any Governmental Authority or (B) other dispositions pursuant to Permitted Sale Leaseback transactions so long as the aggregate consideration for all dispositions consummated pursuant to this clause (iv) after the Closing Date does not exceed $500,000,000.

“Significant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower that as of such time has total assets in excess of 10% of the total assets of the Borrower and its Consolidated Subsidiaries.

“SOFR” shall mean~~, with respect to any Business Day,~~ a rate ~~per annum~~ equal to the secured overnight financing rate ~~for such Business Day published~~as administered by the SOFR Administrator ~~on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day~~.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website~~, currently at http://www.newyorkfed.org,~~ or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“ SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” shall mean, with respect to any Person as of a particular date, that on such date such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Amount” of any Letter of Credit at any time shall mean the maximum amount available to be drawn by the beneficiary under such Letter of Credit at such time, without regard to whether the applicable conditions for ~~drawing~~Drawing have been met.

“Subordinated Obligations” shall mean obligations of any Person that are subordinate in right of payment and enforcement to the prior payment of the Obligations arising under the Credit Documents on the terms set forth in Schedule 5.12 or such other terms as are acceptable to the Required Lenders.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such parent; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Subsidiaries of the Borrower.

“Substantial” shall mean an amount in excess of 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries taken as a whole.

“Supported QFC” shall have the meaning given such term in Section 8.25.

“Sustainability Pricing Adjustment Date” shall have the meaning given such term in Section 2.22(a).

“Sustainability Table” shall mean the table set out on Schedule 1.01.

~~“Sustainability Targets” shall mean each of the DART Rate Target and the Partial Electrification Bucket Trucks Target.~~

~~“Sustainability Thresholds” means each of the DART Rate Thresholds and the Partial Electrification Bucket Trucks Thresholds.~~

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.18, as the same may be reduced from time to time pursuant to Section 2.08 or Section 2.18. The amount of the Swingline Commitment shall initially be the lesser of (i) $200,000,000 and (ii) the amount of the unused commitments of JPMorgan Chase Bank to make Revolving Credit Loans hereunder, but shall in no event exceed the Total Commitment.

“Swingline Lender” shall have the meaning given such term in the preamble hereto and any successor thereto designated in accordance with Section 8.09.

“Swingline Loan” shall mean any ~~Loan~~loan made by the Swingline Lender pursuant to Section 2.18.

“Swingline Outstandings” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Outstandings of any Lender at any time shall equal the sum of (i) its Percentage of the aggregate Swingline Outstandings at such time other than with respect to any Swingline Loans made by such Lender and (ii) the aggregate principal amount of all Swingline Loans made by such Lender as Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).

“Swingline Termination Date” shall mean the date that is three Business Days before the Commitment Termination Date in effect for the Lender that is also the Swingline Lender or such earlier date (i) designated at the option of the Swingline Lender pursuant to Section 2.20(h) in connection with any extension of the Commitment Termination Date or (ii) upon the resignation of the Swingline Lender pursuant to Section 8.09.

“ Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term ~~SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.~~

~~“Term SOFR Notice” shall mean a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.~~

~~“Term SOFR Transition Event” shall mean the determination by the Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.07 that is not Term SOFR.~~Benchmark Borrowing” shall mean any Borrowing comprised of Term Benchmark Loans.

“Term Benchmark Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than solely as a result of clause (c) of the definition of Alternate Base Rate).

“Term SOFR Determination Day” shall have the meaning assigned to it under the definition of Term SOFR Reference Rate.

“ Term SOFR Rate” shall mean, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“ Term SOFR Reference Rate” shall mean, for any day and time (such day, the “Term SOFR Determination Day” ), with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Texas Transmission” shall mean Texas Transmission Investment LLC.

“Total Commitment” shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time (including the Incremental Commitment Increase of any Lender that becomes a Post-Increase Revolving Lender pursuant to Section 2.19). The initial amount of the Total Commitment is $2,000,000,000.

“Trade Date” shall have the meaning given such term in Section 8.04(g)(i).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined or, if applicable pursuant to Section 2.07, the Adjusted Daily Simple SOFR Rate. For purposes hereof, “Rate” shall include the Adjusted ~~LIBO~~Term SOFR Rate and the Alternate Base Rate.

“UK Financial ~~Institutions~~Institution ” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any ~~person~~Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government” shall mean the United States government or any department, instrumentality or agency thereof, and any state government or any department, instrumentality or agency thereof.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” shall have the meaning given such term in Section 8.25.

“U.S. Tax Compliance Certificate” shall have the meaning given such term in Section 2.15(g)(ii)(B)(3).

“Voting Shares” shall mean, as to shares or other Equity Interests of a particular corporation or other type of Person, outstanding shares of stock or other Equity Interests of any class of such corporation or other Person entitled to vote in the election of directors or other comparable managers of such Person, excluding shares or other interests entitled so to vote only upon the happening of some contingency.

“WHO” shall mean the World Health Organization or any successor.

“Wholly Owned Subsidiary” of any Person shall mean any Consolidated Subsidiary of such Person all the shares of common Equity Interests and other Voting Shares (except directors’ qualifying shares) of which are at the time directly or indirectly owned by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrower and the Agent.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that ~~person~~Person or any other ~~person~~Person , to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02.     Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendment, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.03.    Interest Rates; ~~LIBOR~~Benchmark Notification. The interest rate on ~~Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the~~a Loan denominated in dollars may be derived from an interest rate ~~on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate~~benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election,~~ Section 2.07(b) ~~and (c) provide the~~provides a mechanism for determining an alternative rate of interest. The ~~Agent will promptly notify the Borrower, pursuant to Section 2.07(e), of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the~~ Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to ~~the London interbank offered~~any interest rate ~~or other rates~~used in ~~the definition of “LIBO Rate”~~this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof ~~(including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.07(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.07(d))~~, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the ~~LIBO Rate~~existing interest rate being replaced or have the same volume or liquidity as did ~~the London interbank offered~~any existing interest rate prior to its discontinuance or unavailability. The Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.04.    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

SECTION 2.01.     Commitments.

(a)    Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender and each Fronting Bank (as applicable) agrees, severally and not jointly, as follows: (i) each Lender agrees to make Revolving Credit Loans to the Borrower at any time and from time to time until the Commitment Termination Date of such Lender up to the amount of such Lender’s Available Commitment; (ii) each Fronting Bank agrees to issue Letters of Credit for the account of the Borrower at any time and from time to time until such Fronting Bank’s Fronting Bank Termination Date in an aggregate ~~stated amount~~Stated Amount at any time outstanding not to exceed such Fronting Bank’s LC Fronting Bank Commitment; and (iii) each Lender agrees to purchase participations in such Letters of Credit as more fully set forth in Section 2.17.

Notwithstanding the foregoing, at no time shall (A) the aggregate amount of Outstanding Credits exceed the Total Commitment, (B) any Lender’s Outstanding Credits exceed the amount of such Lender’s Commitment and (C) any Fronting Bank make any Extension of Credit relating to a Letter of Credit if such Extension of Credit would cause (x) the aggregate amount of Outstanding Credits to exceed the Total Commitment or (y) the aggregate LC Outstandings relating to such Fronting Bank to exceed such Fronting Bank’s LC Fronting Bank Commitment.

(b)    Within the foregoing limits, the Borrower may borrow, pay or prepay Revolving Credit Loans and request new Extensions of Credit on and after the date hereof and prior to the latest Commitment Termination Date subject to the terms, conditions and limitations set forth herein.

SECTION 2.02.     Revolving Credit Loans.

(a)    Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made or Converted by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any ~~Revolving Credit~~ Lender to make any Revolving Credit Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Credit Loan required to be made by such other Lender). The Revolving Credit Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (or an aggregate principal amount equal to the remaining balance of the Available Commitments).

(b)    Subject to Section 2.07, each Borrowing under this Section 2.02 shall be comprised entirely of ~~Eurodollar~~Term Benchmark Loans ~~or~~, ABR Loans, or, if applicable pursuant to Section 2.07, Daily Simple SOFR Loans, in each case, as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any ~~Eurodollar~~Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Credit Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time. No more than 18 ~~Eurodollar~~Term Benchmark Borrowings may be outstanding at any time.

(c)    Each Lender shall make each Revolving Credit Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than noon, New York City time, and the Agent shall by 2:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or otherwise waived, return the amounts so received to the respective Lenders. Revolving Credit Loans shall be made by the Lenders pro rata in accordance with Section 2.12. Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this subsection (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower (without waiving any claim against such Lender for such

Lender’s failure to make such portion available) severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Credit Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03.     Borrowing and Conversion Procedures.

(a)    Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan, a Mandatory Borrowing or a Conversion), the Borrower shall hand deliver or send via facsimile (which facsimile may be delivered via the recipient’s electronic mail system) to the Agent a duly completed Borrowing Request (i) in the case of a ~~Eurodollar~~Term Benchmark Borrowing, not later than 12:00 p.m., New York City time, three (3)  U.S. Government Securities Business Days before such Borrowing, ~~and~~ (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the same Business Day of ~~the proposed~~such Borrowing~~.~~ or (iii) if applicable pursuant to Section 2.07, in the case of a Daily Simple SOFR Borrowing, not later than 12:00 noon, New York City time, five (5) U.S. Government Securities Business Days before the date of such Borrowing. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a ~~Eurodollar~~Term Benchmark Borrowing or an ABR Borrowing, (B) the date of such Borrowing (which shall be a Business Day) and the amount thereof, and (C) if such Borrowing is to be a ~~Eurodollar~~Term Benchmark Borrowing, the Interest Period with respect thereto, which shall not end after any Commitment Termination Date.

(b)    Voluntary Conversion Procedure. The Borrower may on any Business Day, upon delivery of a duly completed Conversion Notice given to the Agent not later than 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to the date of any proposed Conversion into or resulting in ~~Eurodollar~~Term Benchmark Loans, and not later than 11:00 a.m., New York City time, on the same Business Day of any proposed Conversion into or resulting in ABR Loans, Convert all Revolving Credit Loans of one Type made in connection with the same Borrowing into Revolving Credit Loans of another Type (or combination of Types) or Revolving Credit Loans of the same Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any ~~Eurodollar~~Term Benchmark Loans shall be made on, and only on, the last day of an Interest Period for such ~~Eurodollar~~Term Benchmark Loans, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such Conversion Notice shall be irrevocable and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Loans to be Converted, and (iii) if such Conversion is into, or with respect to, ~~Eurodollar~~Term Benchmark Loans, the duration of the Interest Period for each such resulting ~~Eurodollar~~Term Benchmark Loan.

(c)    Mandatory Conversion, Etc. If in any Borrowing Request delivered under subsection (a) above or any Conversion Notice delivered under subsection (b) above, the Borrower shall fail to select the Type of any Revolving Credit Loan, or if any proposed Borrowing or Conversion of a Borrowing that is to comprise ~~Eurodollar~~Term Benchmark Loans upon such Borrowing or Conversion shall not occur as a result of the circumstances described in subsection (d) below, then (unless, in the case of any Conversion, the applicable Borrowing is repaid at the end of the then effective Interest Period) the Agent will forthwith so notify the Borrower and the Lenders, and such Loans will automatically, on the last day of the then existing Interest Period therefor, be made as, or Convert into, as the case may be, a ~~Eurodollar~~Term Benchmark Loan with an Interest Period of one month. If no Interest Period with respect to any ~~Eurodollar~~Term Benchmark Borrowing is specified in any such Borrowing Request or Conversion Notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the limitations set forth in the definition of “Interest Period”).

(d)    General Provisions. Notwithstanding any other provision of this Agreement to the contrary, the Borrower may not elect an Interest Period in excess of one month for any ~~Eurodollar~~Term Benchmark Borrowing at any time an Event of Default has occurred and is continuing. Notwithstanding any other provision of this Agreement to the contrary, no ~~Eurodollar~~Term Benchmark Borrowing shall be requested or Converted if the Interest Period with respect thereto would end after any Commitment Termination Date. The Agent shall promptly advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.    Fees.

(a)    The Borrower agrees to pay to the Agent, for the account of each Lender, a commitment fee (a “Commitment Fee”), at a rate per annum equal to the Commitment Fee Percentage from time to time in effect on the daily average Available Commitment of such Lender (calculated, for purposes of this provision, without regard to such Lender’s Swingline Outstandings) during the preceding quarter (or other period commencing on the date of this Agreement or ending on the Commitment Termination Date of such Lender or any other date on which the Commitment of such Lender shall be terminated).

(b)    The Borrower agrees to pay to the Agent, for the account of the Lenders, a fee (the “LC Fee”) on the daily average Stated Amount of each Letter of Credit issued by any Fronting Bank during the preceding quarter, calculated at a rate per annum equal to the Applicable Margin for ~~Eurodollar~~Term Benchmark Loans (regardless of whether any such Revolving Credit Loans are then outstanding).

(c)    The Borrower agrees to pay the Agent, for the account of the Fronting Bank that issued any Letter of Credit, a fronting fee as separately agreed by the Borrower and such Fronting Bank (with written notice to the Agent) (a “Fronting Fee”) and such other charges with respect to such Letter of Credit as are agreed upon with such Fronting Bank and as are customary.

(d)    The Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable in arrears on each March 31, June 30, September 30 and December 31 (with the first payment being due on December 31, 2021) and on each date on which the Commitment of such Lender shall be terminated or reduced as provided herein. The Commitment Fee due to each Lender shall commence to accrue on the date of this Agreement, and shall cease to accrue on the date of termination of such Lender’s Commitment, as provided herein. All Fronting Fees and LC Fees shall be computed on the basis of the actual number of days that each Letter of Credit is outstanding, assuming a year of 360 days, and shall be payable in arrears on each March 31, June 30, September 30 and December 31 (with the first payment being due on December 31, 2021), and on the date that such Letter of Credit expires or is drawn in full.

(e)    The Borrower agrees to pay to the Agent ~~the agent~~ fees from time to time payable to ~~it~~the Agent in its capacity as Agent pursuant to and in accordance with the terms and conditions set forth in the Administrative Agent Fee Letter (collectively, the “Administrative Fees”).

(f)    All Fees shall be paid on the dates due, in immediately available funds, to the Joint Lead Arrangers and to the Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.05.     Repayment of Loans; Evidence of Indebtedness.

(a)    The outstanding principal balance of each (i) Revolving Credit Loan made by any Lender shall be due and payable on the Commitment Termination Date of such Lender and (ii) Swingline Loan shall be due and payable on the earlier of the Swingline Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness to such Lender resulting from each Extension of Credit made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)    The Agent shall maintain accounts in which it will record (i) the amount of each Extension of Credit made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to subsections (b) and (c) above shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Outstanding Credits in accordance with their terms.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender or its registered assigns in the form of Exhibit F attached hereto or such other form approved by the Agent and the Borrower.

SECTION 2.06.     Interest on Loans.

(a)    The Loans comprising each ~~Eurodollar~~Term Benchmark Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted ~~LIBO~~Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect for ~~Eurodollar~~Term Benchmark Borrowings.

(b)    The Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and (ii) 360 days for other periods) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect for ABR Borrowings.

(c)     The Loans comprising each Daily Simple SOFR Borrowing, if applicable pursuant to Section 2.07, shall bear interest at the Adjusted Daily Simple SOFR Rate plus the Applicable Margin.

(d )    Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted ~~LIBO~~Daily Simple SOFR Rate ~~or~~, Adjusted Term SOFR Rate, Alternate Base Rate, or Daily Simple SOFR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by JPMorgan Chase, and such determination shall be conclusive absent manifest error; provided that JPMorgan Chase shall, upon request, promptly provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

SECTION 2.07.    Alternate Rate of Interest. (a) Subject to clauses (b), (c), ~~(d),~~ (e), (f) and (g) of this Section 2.07, if prior to the commencement of any Interest Period for a ~~Eurodollar~~Term Benchmark Borrowing:

(i)

the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted ~~LIBO~~Daily Simple SOFR Rate, the Adjusted Term SOFR Rate, or the ~~LIBO~~Term SOFR Rate, as applicable (including because the ~~LIBO Screen~~Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii)

the Agent is advised by the Required Lenders that the Adjusted ~~LIBO~~Daily Simple SOFR Rate, the Adjusted Term SOFR Rate, or the ~~LIBO~~Term SOFR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Conversion Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a ~~Eurodollar~~Term Benchmark Borrowing shall be ineffective and shall instead be deemed to be a Borrowing Request, for (x) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR Rate is not the subject of Sections 2.07(a)(i) or 2.07(a)(ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple SOFR Rate is also the subject of Sections 2.07(a)(i) or 2.07(a)(ii) above and (B) if any Borrowing Request requests a ~~Eurodollar~~Term Benchmark Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Agent referred to in this Section 2.07(a) with respect to the Adjusted Term SOFR Rate, then until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR Rate is not also the subject of Sections 2.07(a)(i) or 2.07(a)(ii) above or (y) an ABR Loan if the Adjusted Daily Simple SOFR Rate is also the subject of Sections 2.07(a)(i) or 2.07(a)(ii) above.

(b)     Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event ~~or an Early Opt-in Election, as applicable,~~ and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3~~2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)     Notwithstanding anything to the contrary herein or in any other Credit Document ~~and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that, this clause (c) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.~~

~~(d)     In connection with the implementation of a Benchmark Replacement~~, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(d)      [reserved].

(e)     The Agent will promptly notify the Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event, ~~a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date,~~ (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.07.

(f)     Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR ~~or LIBO~~ Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)    Upon the Borrower’s receipt of written notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a ~~Eurodollar~~Term Benchmark Borrowing of, conversion to or continuation of ~~Eurodollar~~Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ~~ABR Loans~~(i) a Daily Simple SOFR Borrowing so long as the Adjusted Daily Simple SOFR Rate is not the subject of a Benchmark Transition Event or (ii) an ABR Borrowing if the Adjusted Daily Simple SOFR Rate is the subject of a Benchmark Transition Event. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.07, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan, convert to, and shall constitute, (x) a Daily Simple SOFR Loan so long as the Adjusted Daily Simple SOFR Rate is not the subject of a Benchmark Transition Event or (y) an ABR Loan if the Adjusted Daily Simple SOFR Rate is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.08.     Termination and Reduction of Commitments.

(a)    The Swingline Commitment shall terminate on the Swingline Termination Date. The Commitment of each Lender shall terminate automatically on the Commitment Termination Date of such Lender. The obligation of each Fronting Bank to issue, amend and extend Letters of Credit shall terminate on such Fronting Bank’s Fronting Bank Termination Date.

(b)    Upon at least two Business Days’ prior written notice to the Agent, the Borrower may, without premium or penalty, at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $10,000,000 and (ii) no such termination or reduction shall be made that would reduce the Commitments to an amount less than (1) the aggregate amount of Outstanding Credits on the date of such termination or reduction (after giving effect to any prepayment made pursuant to Section 2.09) or (2) $50,000,000, unless the result of such termination or reduction referred to in this clause (2) is to reduce the Commitments to $0. The Agent shall advise the Lenders of any notice given pursuant to this subsection (b) and of each Lender’s portion of any such termination or reduction of the Commitments. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that, without limiting Section 8.05(b), a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.

(c)    Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Agent for the account of the Lenders, on the date of each termination or reduction of the Commitments, the Commitment Fee on the amount of the Available Commitments so terminated or reduced, in each case accrued through the date of such termination or reduction.

SECTION 2.09.     Prepayment.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving a Prepayment Notice via facsimile or e-mail (or telephone notice promptly confirmed by facsimile or e-mail) to the Agent: (i) before 12:00 p.m., New York City time, three (3) U.S. Government Securities Business Days prior to prepayment, in the case of ~~Eurodollar~~Term Benchmark Loans, ~~and~~ (ii) before 1:00 p.m., New York City time, on the Business Day of prepayment, in the case of ABR Loans (other than Swingline Loans), and (iii) before 12:00 p.m., New York City time, five (5) U.S. Government Securities Business Business Days prior to prepayment, in the case of Daily Simple SOFR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. Prepayments will be applied first to ABR Borrowings, then to Daily Simple SOFR Borrowings, and then to Term Benchmark Borrowings in direct order of Interest Period maturities. Prepayments of Swingline Loans are permitted in accordance with Section 2.18(c). Each Prepayment Notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(b), then such Prepayment Notice may be revoked if such notice of termination is revoked in accordance with Section 2.08(b).

(b)    On any date on which the Total Commitment shall be reduced pursuant to Section 2.08(b) above, the Borrower shall, with respect to outstanding Loans, prepay such Loans and/or, with respect to LC Outstandings, deliver cash collateral to be held by the Agent in the Cash Collateral Account to the extent and for the duration necessary to cause the Outstanding Credits minus the amount of cash held in the Cash Collateral Account to be no greater than the Total Commitment (after giving effect to any such reduction pursuant to Section 2.08(b)). At such time that cash is no longer required to be held by the Agent as collateral under this Section 2.09(b), the Agent will repay and reassign to the Borrower any such cash then on deposit in the Cash Collateral Account, and the Lien of the Agent on the Cash Collateral Account with respect to such cash shall automatically terminate.

SECTION 2.10.     Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan requirement, insurance charge or other assessment against assets of,

deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted ~~LIBO~~Term SOFR Rate), the Swingline Lender or any Fronting Bank;

(ii)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender, the Swingline Lender or any Fronting Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, Converting or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such other Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such other Credit Party, the Borrower will pay to such Lender or such other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender or such other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender, the Swingline Lender or any Fronting Bank determines that any Change in Law affecting such Lender, the Swingline Lender or such Fronting Bank or any lending office of such Lender or such Lender’s, the Swingline Lender’s or such Fronting Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s, the Swingline Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s, the Swingline Lender’s or such Fronting Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Fronting Bank, to a level below that which such Lender, the Swingline Lender or such Fronting Bank or such Lender’s, the Swingline Lender’s or such Fronting Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Swingline Lender’s or such Fronting Bank’s policies and the policies of such Lender’s, the Swingline Lender’s or such Fronting Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, the Swingline Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender, the Swingline Lender or such Fronting Bank or such Lender’s, the Swingline Lender’s or such Fronting Bank’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender, the Swingline Lender or a Fronting Bank setting forth the amount or amounts necessary to compensate such Lender, the Swingline Lender or such Fronting Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Swingline Lender or such Fronting Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender, the Swingline Lender or any Fronting Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Swingline Lender’s or such Fronting Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender, the Swingline Lender or a Fronting Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender, the Swingline Lender or such Fronting Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Swingline Lender’s or such Fronting Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.11.    Change in Legality.

(a)    Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any ~~Eurodollar~~Term Benchmark Loan or to give effect to its obligations as contemplated hereby with respect to any ~~Eurodollar~~Term Benchmark Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

(i)    declare that ~~Eurodollar~~Term Benchmark Loans will not thereafter be made by such Lender hereunder, whereupon any request for a ~~Eurodollar~~Term Benchmark Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii)    require that all outstanding ~~Eurodollar~~Term Benchmark Loans made by it be Converted to ABR Loans, in which event all such ~~Eurodollar~~Term Benchmark Loans shall be automatically Converted to ABR Loans as of the effective date of such notice as provided in subsection (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the ~~Eurodollar~~Term Benchmark Loans that would have been made by such Lender or the Converted ~~Eurodollar~~Term Benchmark Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the Conversion of, such ~~Eurodollar~~Term Benchmark Loans.

(b)    For purposes of this Section, a notice by any Lender shall be effective as to each ~~Eurodollar~~Term Benchmark Loan, if lawful, on the last day of the Interest Period currently applicable to such ~~Eurodollar~~Term Benchmark Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.12.     Pro Rata Treatment.

Except as required under Sections 2.10, 2.15, 2.20 and 2.21, each Extension of Credit, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of a reimbursement obligation in respect of a drawn Letter of Credit, each payment of Commitment Fees and LC Fees, each reduction of the Total Commitment and each Conversion of any Borrowing of Revolving Credit Loans, shall be allocated pro rata among the Lenders in accordance with their respective Percentages (or, if such Lender’s Commitment shall have expired or been terminated, in accordance with the respective principal amounts of their Outstanding Credits). For purposes of determining the Available Commitments of the Lenders at any time, the LC Outstandings shall be deemed to have utilized the Commitments of the Lenders pro rata in accordance with their respective Percentages at such time and Swingline Outstandings shall be calculated in accordance with the definition of “Swingline Outstandings”. Each Lender agrees that in computing such Lender’s portion of any Extension of Credit to be made hereunder, the Agent may, in its discretion, round each Lender’s ~~percentage~~Percentage of such Extension of Credit to the next higher or lower whole dollar amount.

SECTION 2.13.     Sharing of Setoffs.

(a)    Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Credit Loans, Swingline Outstandings or LC Outstandings as a result of which the unpaid principal portion of its Revolving Credit Loans, Swingline Outstandings and LC Outstandings shall be reduced so as to be proportionately less than the unpaid principal portion of the Revolving Credit Loans, Swingline Outstandings and LC Outstandings of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Credit Loans, Swingline Outstandings or LC Outstandings of such other Lender, so that the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Outstandings and LC Outstandings and participations in the Revolving Credit Loans, Swingline Outstandings and LC Outstandings held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans, Swingline Outstandings and LC Outstandings then outstanding as the principal amount of its Revolving Credit Loans, Swingline Outstandings and LC Outstandings prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Credit Loans, Swingline Outstandings and LC Outstandings outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Credit Loans, Swingline Outstandings or any LC Outstandings deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made an Extension of Credit in the amount of such participation. The provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or a Disqualified Institution), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant.

(b)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.17(d), 2.18(d) or subsection (f) of Article VII, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent, the Swingline Lender or the applicable Fronting Bank to satisfy such Lender’s obligations to it under such provision of this Agreement until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such provision, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

SECTION 2.14.     Payments.

(a)    The Borrower shall make each payment (including principal of or interest on any Outstanding Credit or any Fees or other amounts) hereunder from an account in the United States not later than 1:00 p.m., New York City time, on the date when due in dollars to the Agent at its offices at 500 Stanton Christiana Road, Floor 01, NCC5, Newark, DE 19713, or such other address or account as the Agent may from time to time notify to the Borrower and the Lenders in writing, in immediately available funds. Each such payment shall be made without off-set, deduction or counterclaim; provided that the foregoing shall not constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Agent, any Fronting Bank or any Lender.

(b)    Whenever any payment (including principal of or interest on any Outstanding Credit or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)    If the Borrower shall default (after giving effect to any applicable grace period under paragraph (c) of Article VI) in the payment of any amount becoming due hereunder (other than the principal amount of any Loan), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Agent pay interest, to the fullest extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to rate of interest applicable to ABR Loans plus 2.00%.

SECTION 2.15.     Taxes.

(a)    Fronting Bank. For purposes of this Section 2.15, the term “Lender” includes any Fronting Bank and the Swingline Lender.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by such Credit Party (with a copy to the Agent, unless the Agent is such Credit Party), or by the Agent on its own behalf or on behalf of any other Credit Party, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, the Borrower shall not be required to indemnify a Credit Party for any accrued Indemnified Taxes under this Section 2.15(d) unless such Credit Party notifies the Borrower of such indemnification claim no later than 180 days after the earlier of (i) the date on which the Credit Party receives from the relevant Governmental Authority written notice of the imposition of such Indemnified Taxes, and (ii) the date on which such Credit Party has made payment of such Indemnified Taxes; provided that the foregoing shall not limit the Borrower’s obligation to indemnify such Credit Party for such Indemnified Taxes accrued after such earlier date if such Credit Party has given timely notice thereof to the Borrower under this Section 2.15(d); and provided further, that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding ~~tax~~Tax;

(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Agent and any successor or supplemental Agent shall deliver to Borrower on or prior to the date such ~~person~~Person becomes an Agent under this Agreement two executed copies of (i) if such Agent is a U.S. Person, an IRS Form W-9 certifying that such Agent is exempt from U.S. federal backup withholding ~~tax~~Tax or (ii) if such Agent is not a U.S. Person, (A) with respect to amounts received on its own account, an applicable IRS Form W-8ECI and (B) with respect to amounts received on account of any Lender, an executed IRS Form W-8IMY certifying that it is either (i) a “qualified intermediary” within the meaning of U.S. Treasury Regulation Section 1.1441-1(e)(5) and that it assumes primary withholding responsibility under Chapters 3 and 4 of the Code or (ii) a “U.S. branch” within the meaning of U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv) and that it is using such form as evidence of its agreement with the Borrowers to be treated as a U.S. Person as set forth in U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv), in each case for the purpose of permitting Borrower to make payments to such Agent without deduction or withholding of any Taxes imposed by the United States.

Each Lender and the Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 2.16.     Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, delivers a notice pursuant to Section 2.11 or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.15 or eliminate the illegality under Section 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, delivers a notice pursuant to Section 2.11 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with subsection (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 2.15) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 8.04(b)(iv);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 8.05(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10, illegality pursuant to Section 2.11 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments or, in the case of Section 2.11, eliminate the illegality thereafter;

(iv)    such assignment does not violate Applicable Law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.17.     Letters of Credit.

(a)    Subject to the terms and conditions hereof, each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days’ prior notice thereof by the delivery by the Borrower of (x) a Request for Issuance to the Agent (which shall promptly distribute copies thereof to the Lenders) and the Fronting Bank designated by the Borrower and (y) unless waived, a duly completed copy of such

Fronting Bank’s standard application or other form for requesting the issuance, extension or other modification of letters of credit, which Request for Issuance and standard application or other form shall be made by the Borrower as the applicant of such Letter of Credit for the support of its or its Subsidiary’s obligations. Each Request for Issuance shall identify the relevant Fronting Bank and shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be not later than the earlier of (x) 12 months after its date of issuance (or such longer period of time as may be agreed by the applicable Fronting Bank or as provided in subsection (j) below) and (y) such Fronting Bank’s Fronting Bank Termination Date), (ii) the proposed ~~stated amount~~Stated Amount (denominated in dollars) of such Letter of Credit (which shall not be less than $1,000,000, unless otherwise agreed to by the applicable Fronting Bank), (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, whether such Letter of Credit is a financial standby letter of credit or a performance standby letter of credit, and if such Request for Issuance relates to an amendment or modification that negatively affects the beneficiary of a Letter of Credit (as determined by the Fronting Bank in accordance with its standard practice), such Request for Issuance shall be accompanied by the written consent of the beneficiary of the Letter of Credit thereto or, if the beneficiary consent does not accompany such Request for Issuance, the amendment or modification shall require such beneficiary’s consent before it becomes effective; provided, however, that if the terms of any Request for Issuance, form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Fronting Bank relating to any Letter of Credit, shall conflict with the terms of this Agreement, the terms of this Agreement shall govern. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable Fronting Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Lenders. Each Lender shall, upon the issuance of any Letter of Credit, acquire a participation interest in such Letter of Credit, automatically and without any action on its part or the part of the applicable Fronting Bank, whereby such Lender shall become obligated to perform such obligations in respect of such Letter of Credit as are expressly set forth herein. No Fronting Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with any applicable requirement of law. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Credit Documents, a Letter of Credit issued and outstanding hereunder.

(b)    No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, the Outstanding Credits would exceed the Total Commitment or if the LC Outstandings would exceed $500,000,000.

(c)    Each Fronting Bank shall, following its receipt of drawing document(s), examine such drawing documents within the time allowed by Applicable Laws or the specific terms of the applicable Letter of Credit. After examination of such drawing documents Fronting Bank shall promptly notify the Borrower by telephone, facsimile or other telecommunication of any Drawing under a Letter of Credit issued by such Fronting Bank and whether the Fronting Bank has made or will make the payment under Letter of Credit; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Fronting Bank. The Borrower hereby agrees to pay to the Agent for the account of each Fronting Bank:

(i)    on the date of receipt by the Borrower of notice of any Drawing pursuant to the immediately preceding sentence, if such notice is received not later than 11:00 a.m. (New York City time), or on the first Business Day following receipt of such notice, if such notice is received later than 11:00 a.m. (New York City time), an amount equal to the amount paid by such Fronting Bank in connection with such Drawing (such date being the “Required Reimbursement Date”); and

(ii)    if any Drawing shall be reimbursed to any Fronting Bank after 3:00 p.m. (New York City time) on the applicable Payment Date, interest on any and all amounts required to be paid pursuant to clause (i) of this subsection (c) from and after such Payment Date until payment in full, shall be payable on demand, at the annual rate of interest applicable to ABR Loans as in effect from time to time, provided, however, that from and after the Required Reimbursement Date with respect to such Drawing until payment in full, such interest rate shall be increased by 2.00%.

(d)    If any Fronting Bank shall not have been reimbursed in full by the Borrower for any payment made by such Fronting Bank under a Letter of Credit issued by such Fronting Bank for the account of the Borrower on the applicable Payment Date, such Fronting Bank shall give the Agent prompt notice thereof (an “LC Payment Notice”) no later than 10:00 a.m. (New York City time) on the Business Day immediately succeeding the applicable Payment Date. The Agent shall forward to each Lender a copy of such LC Payment Notice no later than 12:00 noon (New York City time) on the date on which such LC Payment Notice is received from such Fronting Bank. Notwithstanding any provision of this Agreement to the contrary, each Lender severally agrees to fund its participation in the reimbursement obligation of the Borrower to each Fronting Bank by paying to the Agent for the account of such Fronting Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by such Fronting Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of the payment by such Fronting Bank to the date of payment to such Fronting Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 p.m. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by such Fronting Bank and (ii) the Business Day on which the Lender shall have received an LC Payment Notice from such Fronting Bank. Each Lender’s obligation to make each such payment to the Agent for the account of each Fronting Bank shall be several and shall not be affected by the occurrence or continuance of a Default or Event of Default or the failure of any other Lender to make any payment under this subsection (d). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    The failure of any Lender to make any payment to the Agent for the account of any Fronting Bank in accordance with subsection (d) above shall not relieve any other Lender of its own obligation to make any similar payment to the Agent, but no Lender shall be responsible for the failure of any other Lender to make any such payment. If any Lender (a “non-performing Lender”) shall fail to make any payment to the Agent for the account of any Fronting Bank in accordance with subsection (d) above within five Business Days after the LC Payment Notice relating thereto, then such non-performing Lender agrees to pay to the Agent for the account of the applicable Fronting Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have funded its participation had it complied with the requirements of subsection (d) above until the date such amount is paid to the Agent at the NYFRB.

(f)    The payment obligations of each Lender under subsections (d) and (e) above and of the Borrower under this Agreement in respect of any payment under any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)    any lack of validity or enforceability of this Agreement or any other agreement or instrument relating hereto or to such Letter of Credit;

(ii)    any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii)    the existence of any claim, set-off, defense or other right that any Lender or the Borrower for the account of which such Letter of Credit was issued may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Fronting Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit, or any unrelated transaction;

(iv)    any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)    payment in good faith by any Fronting Bank under the Letter of Credit issued by such Fronting Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)    The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit issued for the account of the Borrower. Neither any Fronting Bank, any Lender, nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any Fronting Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower for the account of which such Letter of Credit was issued and each Lender shall have the right to bring suit against the applicable Fronting Bank, and such Fronting Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such Fronting Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, such Fronting Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit unless such payment would violate any Applicable Law. In furtherance and not in limitation of the foregoing, each Fronting Bank may accept sight drafts and accompanying certificates presented under any Letter of Credit issued by such Fronting Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such Fronting Bank. Without limiting the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any Fronting Bank’s willful misconduct or gross negligence.

(h)    If there shall be more than one Fronting Bank that has issued a Letter of Credit at any time hereunder, each such Fronting Bank shall, with respect to the Letters of Credit issued by it and the reimbursement obligations owing to it, be regarded hereunder as the “Fronting Bank” and shall have all of the rights, interests, protections and obligations of the “Fronting Bank” hereunder with respect to such Letters of Credit and reimbursement obligations and all matters relating thereto. Whenever any action may be, or is required to be, taken by the Fronting Bank hereunder, each Fronting Bank may, or shall, take such action only in respect of the Letters of Credit issued by it and the reimbursement obligations owing to it. Whenever the consent of the Fronting Bank is required hereunder with respect to any proposed action, the consent of each Fronting Bank of a Letter of Credit that is then outstanding, or in respect of which reimbursement obligations remain outstanding, shall be required for such proposed action to be taken. Any notice to be provided to the Fronting Bank shall be provided to each Fronting Bank of a Letter of Credit that is then outstanding, or in respect of which reimbursement obligations remain outstanding, and each such Fronting Bank shall have the right to request any information, and take any other action, as the Fronting Bank is permitted to do hereunder. The protections accorded the Fronting Bank hereunder shall inure to the benefit of each Fronting Bank, regardless of whether any Letter of Credit issued by any such Fronting Bank or any reimbursement obligations in respect thereof are outstanding at the time the benefits of such protections are asserted.

(i)    No Fronting Bank shall at any time be obligated to issue any Letter of Credit if such issuance would result in the aggregate of the Stated Amounts of all Letters of Credit issued by such Fronting Bank exceeding such Fronting Bank’s LC Fronting Bank Commitment.

(j)    If the Borrower so requests in any applicable Request for Issuance, any Fronting Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Fronting Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day ~~(the “Non-Extension Notice Date”)~~ in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by a Fronting Bank, the Borrower shall not be required to make a specific request to such Fronting Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Borrower and the Lenders shall be deemed to have authorized (but may not require) such Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Fronting Bank Termination Date of the applicable Fronting Bank; provided, however, that such Fronting Bank shall not permit any such extension if such Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof.

SECTION 2.18.    Swingline Loans.

(a)    Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time prior to the Swingline Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (ii) the sum of the Outstanding Credits of the Swingline Lender exceeding its Commitment or (iii) the sum of the aggregate Outstanding Credits exceeding the Total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)    Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Agent and the Swingline Lender, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan and no Swingline Loan may be Converted into a ~~Eurodollar~~Term Benchmark Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Agent by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $500,000 above such amount.

(c)    Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d)    Mandatory Borrowings and Participations. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders, with a copy to the Borrower and the Agent, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all ~~Revolving Credit~~ Lenders pro rata based on each such Lender’s Percentage, and the proceeds thereof shall be applied directly to repay such outstanding Swingline Loans. Each ~~Revolving Credit~~ Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice in connection with each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.02, (ii) whether any conditions specified in Article IV-B are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of an insolvency or other bankruptcy proceeding in respect of the Borrower), each ~~Revolving Credit~~ Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender, until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase. Each Lender shall comply with its obligation under this subsection by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Revolving Credit Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Lenders pursuant to this subsection, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent. Any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this subsection, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this subsection shall not relieve Borrower of any default in the payment thereof.

SECTION 2.19.    Increase in Commitments.

(a)    Borrower Request. Borrower may by written notice to the Agent elect to request, prior to the latest Commitment Termination Date, an increase to the then existing Total Commitments by an amount not in excess of $400,000,000 in the aggregate and not less than $100,000,000 individually (each an “Incremental Commitment Increase”). Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitment Increase shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to the Agent and (ii) the identity of each assignee to whom the Borrower proposes any portion of such Incremental Commitment Increase be allocated and the amounts of such allocations. Incremental Commitment Increases may be provided by any existing Lender (it being understood that (i) any existing Lender approached to provide all or a portion of the Incremental Commitment Increase may elect or decline, in its sole discretion, to provide such Incremental Commitment Increase and (ii) the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any such Incremental Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Agent, each Fronting Bank and the Swingline Lender shall have consented (not to be unreasonably withheld, in the case of the Agent) to such Lender’s or such Additional Lender’s making such Incremental Commitment Increase if such consent would be required under Section 8.04(b)(iii)(B) or (C) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(b)    Conditions. The Incremental Commitment Increase shall become effective, as of such Increase Effective Date; provided that:

(i)    all of the representations and warranties of the Borrower set forth in the Credit Documents shall be true and correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties), after giving effect to such Incremental Commitment Increase;

(ii)    no Default or Event of Default shall have occurred and be continuing or would result from such Incremental Commitment Increase; and

(iii)    the Borrower shall deliver or cause to be delivered no later than the proposed Increase Effective Date (A) a certificate of an Authorized Officer of the Borrower to the effect that as of the Increase Effective Date the statements set forth in clauses (i) and (ii) above are true, (B) certified copies of the resolutions of the Board of Directors (or any duly authorized committee thereof) of the Borrower authorizing the Incremental Commitment Increase and all documents evidencing other necessary corporate action and governmental approvals or filings with respect to such Incremental

Commitment Increase, (C) a customary opinion of counsel to the Borrower as to such matters related to the foregoing as the Agent may reasonably request and (D) such other documents reasonably requested by the Agent in connection with any such transaction.

(c)    Terms of New Loans and Commitments. The Incremental Commitment Increase shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Agent, each Lender, if any, and each Additional Lender, if any, making such Incremental Commitment Increase, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.19.

(d)    Adjustment of Loans. Each of the Lenders having a Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Lender or Additional Lender, as the case may be, which is providing a portion of the Incremental Commitment Increase on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in LC Outstandings and Swingline Outstandings on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in LC Outstandings and Swingline Outstandings will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Commitments after giving effect to such Incremental Commitment Increase.

SECTION 2.20.    Extension of Commitment Termination Date.

(a)    The Borrower may at any time from time to time not more than 90 days and not less than 35 days prior to any anniversary of the Commitment Termination Date, by notice to the Agent (who shall promptly notify the Lenders) request that each Lender extend (each such date on which such extension occurs, an “Extension Date”) such Lender’s Commitment Termination Date to the date that is one year after the Commitment Termination Date then in effect for such Lender (the “Existing Commitment Termination Date”); provided, for the avoidance of doubt, that the Borrower may make such a request during the relevant period prior to the first anniversary of the Closing Date, but the Extension Date in connection with such a request shall be on or following the first anniversary of the Closing Date. For the purposes of clarity, at any date of determination, the Commitment Termination Date shall be no later than five (5) years following the applicable date of determination, whether such determination is made before or after giving effect to any extension election made by the Borrower.

(b)    Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not later than 25 days prior to the anniversary of the Existing Commitment Termination Date (the “Notice Date”), advise the Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Commitment Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Existing Commitment

Termination Date (a “Non-Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Lender that does not so advise the Agent shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Existing Commitment Termination Date.

(c)    The Agent shall notify the Borrower of each Lender’s determination under this Section on the earlier of (x) the date that is one (1) Business Day after the Agent receives notice of such Lender’s determination or (y) the date that is one (1) Business Day after the Notice Date.

(d)    The Borrower shall have the right, but shall not be obligated, on or before the applicable Commitment Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that are Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 8.04, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 8.04, with the Borrower obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Commitment Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)    If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Commitment Termination Date and the additional Commitments of the Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.

(f)    Notwithstanding the foregoing, (x) no more than ~~two~~one (~~2~~1) ~~extensions~~extension of the Commitment Termination Date shall be permitted hereunder and (y) any extension of any Commitment Termination Date pursuant to this Section 2.20 shall not be effective with respect to any Extending Lender unless as of the applicable Extension Date and immediately after giving effect thereto: (i) there shall exist no Default or Event of Default; (ii) all the representations and warranties of the Borrower set forth in the Credit Documents shall be true and correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties, before and after giving effect to such extension); and (iii) the Agent shall have received a certificate from the Borrower signed by an Authorized Officer of the Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension.

(g)    Subject to subsection (e) above, the Commitment of any Non-Extending Lender that has not been replaced pursuant to subsection (d) above shall automatically terminate on its Existing Commitment Termination Date (without regard to any extension by any other Lender), it being understood and agreed that such Non-Extending Lender’s participations in Swingline Loans and Letters of Credit outstanding on such Existing Commitment Termination Date shall terminate thereon.

(h)    Each of the Swingline Lender and each Fronting Bank may, in its sole discretion, elect to extend its Swingline Termination Date or Fronting Bank Termination Date, as applicable, in connection with any extension of the Commitment Termination Date; provided that, (i) the Borrower and the Agent may appoint a replacement for any such resigning Swingline Lender or Fronting Bank that does not so elect to extend its Swingline Termination Date or Fronting Bank Termination Date, as applicable, and (ii) the extension of any Commitment Termination Date may become effective without regard to whether such replacement is appointed.

(i)    In connection with any extension of the Commitment Termination Date, the Borrower, the Agent and each Extending Lender may make such amendments to this Agreement as the Agent determines to be reasonably necessary to evidence the extension.    This Section shall supersede Sections 2.13 and 8.08.

SECTION 2.21.    Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    Commitment Fees shall cease to accrue on such Defaulting Lender’s Available Commitment;

(b)    the Commitment and Outstanding Credits of such Defaulting Lender shall not be included in determining whether (i) the Required Lenders have taken or may take any action under this Agreement or (ii) all Lenders affected thereby have taken or may take any action under this Agreement, except to the extent Section 8.08 expressly requires the consent of such Defaulting Lender to an amendment, waiver or other modification;

(c)    if any Swingline Loan, Letter of Credit or unpaid reimbursement obligation of the Borrower in respect of any Letter of Credit is outstanding at the time such Lender becomes a Defaulting Lender then:

(i)    all or any part of the obligation of such Defaulting Lender to participate in such Swingline Loan, Letter of Credit or reimbursement obligation shall be reallocated among the non-Defaulting Lenders in accordance with their respective Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Outstanding Credits does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Article IV-B are satisfied at such time (it being understood that such reallocation shall be deemed to be an Extension of Credit that would increase the Outstanding Credits and be subject to satisfaction of the conditions set forth in such Article);

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay its Swingline Loans, if any, and (y) second, cash collateralize for the benefit of the applicable Fronting Banks only the Borrower’s obligations, if any, corresponding to such Defaulting Lender’s obligation to participate in Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner reasonably satisfactory to the Agent and such Fronting Banks for so long as such LC Outstandings are outstanding;

(iii)    if and to the extent that the Borrower cash collateralizes any portion of such Defaulting Lender’s obligation to participate in Letters of Credit pursuant to clause (ii) above, the Borrower shall not be required to pay any LC Fees with respect to such Defaulting Lender’s Percentage of the Stated Amount of all Letters of Credit during the period such Defaulting Lender’s obligation is cash collateralized;

(iv)    if the obligation of the non-Defaulting Lenders to participate in Letters of Credit is reallocated pursuant to clause (i) above, then the LC Fees payable to the Lenders shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages;

(v)    if all or any portion of the obligation of the non-Defaulting Lenders to participate in Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Fronting Bank or any other Lender hereunder, all LC Fees payable with respect to such Defaulting Lender’s Percentage of the Stated Amount of all Letters of Credit shall be payable to the applicable Fronting Banks until and to the extent that such obligation is reallocated and/or cash collateralized; and

(vi)    so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan, and no Fronting Bank shall be required to make any Extension of Credit in connection with a Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding obligations to participate in such Letter of Credit will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with this subsection (c), and participating interests in any newly made Swingline Loan or any new Extension of Credit relating to a Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection (c)(i) above (and such Defaulting Lender shall not participate therein).

(d)    In the event that the Agent, the Borrower, the Swingline Lender and the Fronting Banks all agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the obligation of such Lender to participate in Swingline Loans and Letters of Credit shall be readjusted to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Percentage.

(e)    Subject to Section 8.22, no reallocation or cash collateralization of a Defaulting Lender’s obligations pursuant to subsection (c)(i) or (ii) above, and no remedy of the circumstances that caused a Lender to become a Defaulting Lender, shall constitute a waiver or release of any claim that the Borrower or any Credit Party may have against such Defaulting Lender.

(f)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 2.13 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Fronting Bank or the Swingline Lender hereunder; third, to cash collateralize the Borrower’s obligations corresponding to such Defaulting Lender’s obligation to participate in Letters of Credit in accordance with subsection (c)(ii) above; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Fronting Banks’ future fronting exposure to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (c)(ii) above; sixth, to the payment of any amounts owing to the Lenders, the Fronting Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Fronting Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loan or reimbursement obligation under Section 2.17(c) in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article IV-B were satisfied or waived, such payment shall be applied solely to pay the Loans owed to all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to any reallocation of Commitments pursuant to subsection (c)(i) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21(f) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(g)    If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or any Fronting Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no Fronting Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lenders or the applicable Fronting Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Swingline Lender or such Fronting Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

SECTION 2.22.    Sustainability Adjustments.

(a)    Following the delivery of a Pricing Certificate in respect of the most recently ended calendar year, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Applicable KPI Margin Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.22, and (ii) the Commitment Fee shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Applicable KPI Commitment Fee Adjustment as set forth in such Pricing Certificate in the manner and at the times described in this Section 2.22. For purposes of the foregoing, (A) each of the Applicable KPI Margin Adjustment and the Applicable KPI Commitment Fee Adjustment shall be effective as of the fifth (5th) Business Day following receipt by the Agent of a Pricing Certificate delivered pursuant to the terms of Section 2.22(f), based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Applicable KPI Margin Adjustment and the Applicable KPI Commitment Fee Adjustment calculations, as applicable, therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin and the Commitment Fee resulting from a Pricing Certificate and the Applicable KPI Margin Adjustment and the Applicable KPI Commitment Fee Adjustment related thereto shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate for the immediately following period, the last day such Pricing Certificate for such following period could have been delivered pursuant to the terms of Section 2.22(f)).

(b)    For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 5.0 basis points and the Commitment Fee will never be reduced or increased by more than 1.0 basis point, in each case pursuant to the Applicable KPI Margin Adjustment or the Applicable KPI Commitment Fee Adjustment, as applicable, during any calendar year. For the avoidance of doubt, any adjustment to the Applicable Margin or Commitment Fee by reason of application of one or several KPI Metrics in any year shall not be cumulative year-over-year. Each applicable adjustment shall apply only during the applicable period set forth in Section 2.22(a)(B).

(c)    It is hereby understood and agreed that if no Pricing Certificate has been delivered by the Borrower within the period set forth in Section 2.22(f), the Applicable KPI Margin Adjustment will be positive 5.0 basis points and the Applicable KPI Commitment Fee Adjustment will be positive 1.0 basis point commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 2.22(f) and continuing until the Borrower delivers a Pricing Certificate to the Agent. For the avoidance of doubt, the Borrower may elect not to deliver a Pricing Certificate and such election shall not constitute a Default or Event of Default.

(d)    If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in any KPI Adjustment or the KPI Metrics as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers, not later than ten Business Days after obtaining knowledge thereof, a written notice to the Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each other Lender and the Borrower), or (B) the Borrower and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of any KPI Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin and the Commitment Fee for any period, the Borrower shall be obligated to pay to the Agent for the account of the applicable Lenders or the applicable Fronting Bank, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the ~~bankruptcy code~~Bankruptcy Code, automatically and without further action by the Agent, any Lender or any Fronting Bank), but in any event within ten Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the KPI Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin and the Commitment Fee for any period, then, upon receipt by the Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of such KPI Adjustment or the KPI Metrics, as applicable), commencing promptly and in any event no later than the 5th business day following receipt by the Agent of such notice (the “Adjustment Date”), the Applicable Margin and the Commitment Fee shall be adjusted to reflect the corrected calculations of such KPI Adjustment or the KPI Metrics, as applicable. For the avoidance of any doubt, the parties agree that any such adjustment to reflect a decrease in the Applicable ~~Rate~~Margin or Commitment Fee for any period shall only be effective on a prospective basis and shall not require any adjustments to amounts previously paid by the Borrower prior to the Adjustment Date. Notwithstanding the foregoing or anything to the contrary herein, any information in a Pricing Certificate shall be deemed to be not materially inaccurate (and no Pricing Certificate Inaccuracy shall be deemed to have occurred in respect thereof), and any calculation of any KPI Adjustment or the KPI Metrics shall be deemed proper, if such information or calculation was made by the Borrower in good faith based on information reasonably available to the Borrower at the time that such calculation was made.

(e)    It is understood and agreed that notwithstanding anything to the contrary herein, any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit; provided, that, the Borrower will comply with the terms of this paragraph with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (i) any additional amounts required to be paid pursuant to this Section 2.22 shall not be due and payable until the date that is ten Business Days after a written demand is made for such payment by the Agent in accordance with this Section 2.22, (ii) any nonpayment of such additional amounts prior to or upon the date that is ten Business Days after such written demand for payment by the Agent shall not constitute a Default or Event of Default or otherwise result in the failure of any condition precedent to any advance or the issuance of any Letter of Credit (whether retroactively or otherwise) and (iii) none of such additional amounts shall be deemed overdue prior to such date that is ten Business Days after such written demand or shall accrue interest at the default rate of interest applicable to overdue amounts pursuant to the definition of “Applicable Margin”, Section 2.14(c) or Section 2.17(c)(ii) prior to such date that is ten Business Days after such written demand. For the avoidance of doubt and notwithstanding anything to the contrary herein, any Pricing Certificate Inaccuracy will not impact any representation or warranty made by the Borrower in any certificate or other document delivered in connection with this Agreement.

(f)    After April 1st of each calendar year and on or before June 30th of each calendar year ~~(such date, the “Pricing Certificate Delivery Date”)~~ (commencing with April 1, 2022 and June 30, 2022, respectively), the Borrower may deliver to the Agent a Pricing Certificate for the most recently-ended calendar year.

(g)    To the extent both Co-Sustainability Structuring Agents cease to be Lenders, the Borrower will use commercially reasonable efforts to seek to appoint another Person that is a Lender to replace one of the Co-Sustainability Structuring Agents.

(h)     After the Closing Date, the Borrower, in consultation with the Co-Sustainability Structuring Agents, shall be entitled to establish specified KPI Metrics with respect to certain Environmental, Social and Governance targets of the Borrower and its Subsidiaries. The Co-Sustainability Structuring Agents, the Borrower, the Required Lenders and the Administrative Agent may amend this Agreement solely for the purpose of incorporating any new KPI Metrics or revising existing KPI Metrics and other related provisions into this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent, each Lender and each Fronting Bank as follows:

SECTION 3.01.    Organization; Powers.

The Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change, and (iv) has the limited liability company power and authority to execute, deliver and perform its obligations under the Credit Documents and to request and receive Extensions of Credit hereunder.

SECTION 3.02.    Authorization.

The execution, delivery and performance by the Borrower of each Credit Document and the Extensions of Credit hereunder (i) have been duly authorized by all requisite limited liability company action and (ii) will not (A) violate (x) any provision of any material Applicable Law or of the certificate of formation or other constitutive documents (including the limited liability company agreement) of the Borrower or any of its Subsidiaries to which the Borrower or any of its Subsidiaries, as the case may be, is subject, or (y) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries, other than in the case of clauses (ii)(A)(y), (ii)(B) and (ii)(C), any such violation, breach, default or Lien that could not reasonably be expected to have a Material Adverse Change.

SECTION 3.03.    Enforceability.

Each Credit Document dated as of the date hereof has been, and each other Credit Document, when delivered, will have been duly executed and delivered by the Borrower. Each Credit Document constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3.04.    Governmental Approvals.

No action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is or will be required in connection with the execution or delivery by the Borrower or the enforceability of this Agreement or any other Credit Document.

SECTION 3.05.    Financial Statements.

(a)    (i) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2020 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Borrower’s Annual Report on Form 10-K, and (ii) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of each fiscal quarter of each of the first two fiscal quarters of the 2021 fiscal year and related consolidated statements of income, retained earnings and cash flows for each such fiscal quarter and for the elapsed portion of the 2021 fiscal year, copies of which have been made available to each of the Lenders, the Swingline Lender and the Fronting Banks, present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for the periods ending on such dates in conformity with GAAP.

(b)    Except as set forth in the financial statements or other reports of the type referred to in Section 5.03 hereof and that have been made available to the Lenders, the Swingline Lender and the Fronting Banks on or prior to the Closing Date (collectively, the “Borrower Information”), since the Closing Date, there has been no Material Adverse Change.

SECTION 3.06.    Litigation.

Except as set forth as such in the Borrower Information, there is no action, suit or arbitral or governmental proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (including, without limitation, in respect of federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or environmental regulation or control) in which there is a reasonable possibility of an adverse decision that could reasonably be expected to result in a Material Adverse Change.

SECTION 3.07.    Federal Reserve Regulations.

Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.08.    Investment Company Act.

None of the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09.    No Material Misstatements.

(a)    No report, financial statement or other written information (other than any projection and other forward-looking information and other information of a general economic or industry specific nature) furnished by or on behalf of the Borrower to any Credit Party pursuant to or in connection with this Agreement (other than, for the avoidance of doubt, any Pricing Certificate), when taken together with all reports of the Borrower filed with the SEC under the Exchange Act, contained any material misstatement of fact or omitted any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made; provided that, with respect to projections and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Borrower and actual results may vary from the projections and such variations may be material and, accordingly, the Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.

(b)    As of the Closing Date, the information included in the most recent Beneficial Ownership Certification delivered by the Borrower to the Agent (if any) is true and correct in all respects.

SECTION 3.10.    Taxes.

Except where the failure of which could not be reasonably expected to have a Material Adverse Change, (a) each of the Borrower and each of its Subsidiaries has filed all federal, state and local and non-U.S. income tax returns required to be filed by it and has paid all material ~~taxes~~Taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of the Borrower and each of its Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign ~~taxes~~Taxes not yet due and payable and (c) each of the Borrower and each of its Subsidiaries has satisfied all of its tax withholding obligations.

SECTION 3.11.    Employee Benefit Plans.

Except as could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Change with respect to each Plan, the Borrower, its Subsidiaries and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. None of the Borrower, its Subsidiaries nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Change. None of the Borrower, its Subsidiaries nor any ERISA Affiliate has received any notification that any

Multiemployer Plan has been terminated within the meaning of Title IV of ERISA, which such termination could result in a Material Adverse Change, and no Multiemployer Plan is reasonably expected to be terminated where such termination has resulted or can reasonably be expected to result, through an increase in the contributions required to be made to such Multiemployer Plan or otherwise, in a Material Adverse Change.

SECTION 3.12.    Significant Subsidiaries.

Each of the ~~Borrower’s~~ Significant Subsidiaries, if any, (a) is a corporation, limited liability company or other type of Person duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation (as the case may be) and (b) has all corporate, limited liability company, partnership or other (as the case may be) powers necessary to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change. Each of the ~~Borrower’s~~ Significant Subsidiaries, if any, has all material governmental licenses, authorizations, consents and approvals required to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change.

SECTION 3.13.    Environmental Matters.

Except as set forth as such in or contemplated by the Borrower Information, the Borrower and each of its Subsidiaries has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control, except to the extent that failure to so comply could not reasonably be expected to result in a Material Adverse Change. Except as set forth as such in or contemplated by the Borrower Information, the facilities of the Borrower or any of its Subsidiaries, as the case may be, are not used to manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Applicable Law relating to environmental pollution, or any nuclear fuel or other radioactive materials, in violation in any material respect of any law or any regulations promulgated pursuant thereto, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Change. Except as set forth as such in or contemplated by the Borrower Information, the Borrower is not aware of any events, conditions or circumstances involving environmental pollution or contamination that could reasonably be expected to result in a Material Adverse Change.

SECTION 3.14.    Solvency.

The Borrower is Solvent.

SECTION 3.15.    Properties.

The Borrower has good and indefeasible title to or valid leasehold or easement interests in all properties that are necessary to the operation of its businesses as currently conducted, free and clear of all Liens (other than Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Change.

SECTION 3.16.    Anti-Corruption Laws and Sanctions.

None of the Borrower, any of its Subsidiaries, or to the knowledge of the Borrower, any director, officer, employee or agent that will act in any capacity in connection with, or benefit from, this Agreement, is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any Sanction or (ii) operating, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. The Borrower, its Subsidiaries, and, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, this Agreement, are in compliance with Anti-Corruption Laws and applicable Anti-Money Laundering Laws in all material respects. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

ARTICLE IV-A

EFFECTIVENESS AND INITIAL EXTENSIONS OF CREDIT

The effectiveness of this Agreement and the obligation of each Lender and the Swingline Lender to make its initial Loan and of each Fronting Bank to issue its initial Letter of Credit on or after the date hereof is subject to the conditions that on the Closing Date:

SECTION 4.01    Credit Documents. The Agent shall have received this Agreement, executed and delivered by ~~a duly authorized officer~~an Authorized Officer of the Borrower, each Lender, the Swingline Lender and each Fronting Bank as of the Closing Date.

SECTION 4.02.    Pricing Certificate. The Agent shall have received a Pricing Certificate, executed and delivered by ~~a duly authorized officer~~an Authorized Officer of the Borrower setting forth the Partial Electrification Bucket Trucks as of the Closing Date and the Baseline DART Rate.

SECTION 4.03.    Borrower Legal Opinions.

The Agent shall have received written legal opinion of Jones Day, special counsel to the Borrower dated the date hereof, addressed to the Agent, the Swingline Lender, the Fronting Banks and the Lenders in form and substance reasonably satisfactory to the Agent.

SECTION 4.04.    [Reserved].

SECTION 4.05.    Prepayment of Loans Under and Termination of Prior Credit Agreement.

The principal amount of all loans under the Prior Credit Agreement, together with accrued interest, fees and other expenses thereon, shall have been paid in full and the Prior Credit Agreement shall have been terminated (including the commitments of the lenders thereunder). Each Lender party hereto that is also a “Lender” under the Prior Credit Agreement hereby waives the requirement for advance notice of termination of “Commitments” under the Prior Credit Agreement and prepayment of any “Loans” outstanding thereunder; provided such “Commitments” and “Loans” are terminated and prepaid on the Closing Date.

SECTION 4.06.    Representations and Warranties; No Default.

All representations and warranties of the Borrower in each Credit Document shall be true and correct in all material respects (without duplication of any materiality qualifications otherwise set forth in such representations and warranties), and no Default or Event of Default shall have occurred and be continuing.

SECTION 4.07.    Closing Certificates.

The Agent shall have received (i) a copy of the certificate of formation, including all amendments thereto, certified as of a recent date by the Secretary of State of the state of Delaware, and a certificate as to the good standing of the Borrower as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary or analogous officer of the Borrower, dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or other applicable organizational document as in effect on such date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors (or any duly authorized committee thereof) authorizing the execution and delivery by the Borrower of the Credit Documents, the Extensions of Credit to be made hereunder and the performance by the Borrower of all of its obligations under the Credit Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certified certificate of formation furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement and any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or analogous officer executing the certificate pursuant to (ii) above.

SECTION 4.08.    Fees.

The Lenders, the Fronting Banks as of the Closing Date, the Agent and the Joint Lead Arrangers shall have received payment of all fees and reimbursements of all expenses for which invoices have been presented as of the Closing Date pursuant to the terms of this Agreement or the Fee Letters.

SECTION 4.09.    [Reserved].

SECTION 4.10.    PATRIOT Act.

Each Lender shall have received (a) documentation and information about the Borrower as is reasonably requested in writing by the Agent on behalf of such Lender at least 10 days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (b) to the extent the Borrower or any Significant Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, to the extent reasonably requested in writing by the Agent on behalf of such Lender at least ten (10) days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower or such Significant Subsidiary.

SECTION 4.11.    [Reserved].

SECTION 4.12.    Other Information.

Each Credit Party shall have received such other certifications, opinions, financial or other information, approvals and documents relating to the Borrower and the transactions contemplated hereby as such Credit Party may reasonably request.

ARTICLE IV-B

CONDITIONS FOR CERTAIN EXTENSIONS OF CREDIT

The Commitment of each Lender to make each Loan and of each Fronting Bank to make each Extension of Credit relating to a Letter of Credit hereunder that, in any case, would increase the Outstanding Credits (other than any Mandatory Borrowing), shall be subject to the satisfaction of the following conditions precedent on the date of such Extension of Credit:

(a)    The Agent, the Swingline Lender and the relevant Fronting Bank, if applicable, shall have received from the Borrower a notice requesting such Extension of Credit as required by Section 2.03, Section 2.17 or 2.18, as applicable and certifying that the matters set forth in subsections (b) and (c) below are true and correct as of such date.

(b)    The representations and warranties of the Borrower set forth in Article III hereof shall be true and correct in all material respects (without duplication of any materiality qualifications otherwise set forth in such representations and warranties) on and as of the date of such Extension of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. Notwithstanding the foregoing, the representations and warranties set forth in Section 3.05(b) and 3.06 shall not be required to be made pursuant to this subsection (b) by the Borrower, if, at the time of such Extension of Credit, the Borrower’s Debt Rating is above BBB-/Baa3.

(c)    At the time of and immediately after such Extension of Credit, no Default or Event of Default shall have occurred and be continuing or would result from the making of such Extension of Credit.

Each Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Extension of Credit as to the matters specified in subsections (b) and (c) above.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder, any Fronting Bank has any obligation to issue Letters of Credit hereunder, any Letter of Credit remains available to be drawn or any amount payable hereunder remains unpaid (other than Letters of Credit that have been cash collateralized or otherwise satisfied, in each case, in a manner reasonably satisfactory to the applicable Fronting Bank):

SECTION 5.01.    Existence.

It will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all rights, licenses, permits, franchises and authorizations necessary or desirable in the normal conduct of its business except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change; provided, however, that the Borrower and its Significant Subsidiaries may consummate any transaction expressly permitted pursuant to Section 5.09.

SECTION 5.02.    Compliance With Laws; Business and Properties. The Borrower will, and will cause each of its Subsidiaries to:

(a) comply with all Applicable Laws, whether now in effect or hereafter enacted, except (i) where the validity or applicability of such laws, rules, regulations or orders is being contested by appropriate proceedings in good faith or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Change; and

(b) at all times maintain and preserve all property material to the conduct of its business in good working order, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change.

SECTION 5.03.    Financial Statements, Reports, Etc.

It will furnish to the Agent (which will make available to the Lenders and each Fronting Bank):

(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2021, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner reasonably acceptable to the SEC by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b)    as soon as available and in any event within 75 days after the end of each of the first three quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending September 30, 2021, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter, for the portion of the Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth comparative figures for the corresponding date in the previous year and period to the extent required in Form 10-Q, all certified (subject to normal year-end adjustments and absence of footnotes) as to fairness of presentation, GAAP and consistency by a Financial Officer of the Borrower;

(c)    simultaneously with any delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the covenant contained in Section 5.11 on the date of such financial statements, and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d)    [reserved];

(e)    forthwith upon becoming aware of the occurrence of any Default or Event of Default, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(f)    promptly upon the filing thereof, copies of each final prospectus (other than a prospectus included in any registration statement on Form S-8 or its equivalent or with respect to a dividend reinvestment plan) and all reports on Forms 10-K, 10-Q and 8-K and similar reports that the Borrower shall have filed with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC;

(g)    to the extent the following events could reasonably be expected to result in a Material Adverse Change, as promptly as practicable after any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan that would constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice from a proper representative of a Multiemployer Plan of complete or partial Withdrawal Liability being imposed upon such member of the Controlled Group under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, or appoint a trustee to administer, any Plan, a copy of such notice;

(h)    promptly, from time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender or any Fronting Bank, may reasonably request in writing, including any information regarding sustainability matters and practices of the Borrower or any Subsidiary as the Agent or any Lender may reasonably request in writing for purposes of compliance with any legal or regulatory requirement or internal policies applicable to it; and

(i)    prompt notice of any change in the information provided in the Beneficial Ownership Certification (to the extent any such certification is delivered) that would result in a change to the list of beneficial owners identified in such certification.

The financial statements, prospectuses and reports described in subsections (a), (b) and (f) above will be deemed to have been delivered hereunder if publicly available on the SEC’s EDGAR Database with respect to the Borrower or on the Borrower’s website no later than the date specified for delivery of same under subsection (a), (b) or (f), as applicable, above.

SECTION 5.04.    Insurance.

It will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Agent, upon written reasonable request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05.    Taxes, Etc.

It will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all material ~~taxes~~Taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

SECTION 5.06.    Maintaining Records; Access to Properties and Inspections.

It will, and will cause each of its Subsidiaries to, maintain financial records in accordance with GAAP and, upon reasonable notice and at reasonable times, permit authorized representatives designated by any Lender or any Fronting Bank to visit and inspect its properties and to discuss its affairs, finances and condition with its officers; provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the Agent and the Lenders under this Section 5.06, (b) the Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 5.07.    ERISA.

With respect to any Plan in which the Borrower or any of its Subsidiaries that are members of the Controlled Group sponsor, it will, and will cause each of its Subsidiaries that are members of the Controlled Group to, comply in all material respects with the applicable provisions of ERISA and the Code except where any noncompliance, individually or in the aggregate, would not result in a Material Adverse Change.

SECTION 5.08.    Use of Proceeds.

It will not, and will not cause or permit any of its Subsidiaries to, use the proceeds of the Loans or the Letters of Credit for purposes other than (i~~) the repayment of Indebtedness of the Borrower or any of its Subsidiaries, (ii~~) the payment of fees and expenses incurred in connection with this Agreement and (~~iii) for working capital and other general corporate purposes and the refinancing of short-term borrowings used~~ii) for working capital and other general corporate purposes. The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans or the Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions. No part of the proceeds of the Loans or Letters of Credit will be used by the Borrower, directly, or to the Borrower’s knowledge, indirectly, in violation of Anti-Corruption Laws, applicable Sanctions or applicable Anti-Money Laundering Laws.

SECTION 5.09.    Consolidations, Mergers, Sales and Acquisitions of Assets and Investments in Subsidiaries.

(a)    It will not, and will not permit any of its Significant Subsidiaries to, consolidate or merge with or into any Person unless (i) in the case of any such transaction involving the Borrower, the surviving Person is the

Borrower or another Person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all the obligations of the Borrower hereunder and (ii) in the case of any such transaction involving any Significant Subsidiary, the survivor is the Borrower, such Significant Subsidiary or a Non-Dilutive Subsidiary of the Borrower (or a Person which as a result of such transaction becomes a Non-Dilutive Subsidiary of the Borrower).

(b)    It will not, and will not permit any of its Significant Subsidiaries to, make a Significant Disposition to any Person unless (i) such Significant Disposition is made to the Borrower, a Non-Dilutive Subsidiary of the Borrower or a Person that, as a result of such transaction, becomes a Non-Dilutive Subsidiary of the Borrower, (ii) the proceeds of such Significant Disposition are reinvested in the business of the Borrower or any of its Subsidiaries or are used to permanently reduce the indebtedness of the Borrower or any of its Subsidiaries or (iii) such Significant Disposition is of any Qualified Transition Bond Issuer.

(c)    Notwithstanding anything to the contrary contained in this Section, (i) the Borrower will not in any event permit any consolidation, merger or Significant Disposition if any Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such transaction, (ii) neither the Borrower nor any of its Subsidiaries will engage to a Substantial extent in businesses other than those currently conducted by them and other businesses reasonably related thereto, (iii) neither the Borrower nor any of its Subsidiaries will acquire any Subsidiary or make any investment in any Subsidiary if, upon giving effect to such acquisition or investment, as the case may be, the Borrower would not be in compliance with the covenant set forth in Section 5.11 and (iv) nothing in this Section shall prohibit any sales of assets permitted by Section 5.10(d).

(d)    Notwithstanding anything herein or any other Credit Document to the contrary, to the extent that the Borrower is a limited liability company, the Borrower may not divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without prior written notice to the Agent, and any limited liability companies or series thereof formed as a result of such division shall be required to become a co-borrower under this Agreement and the other Credit Documents pursuant to documentation or on terms and conditions reasonably requested by the Agent.

SECTION 5.10.    Limitations on Liens.

Neither the Borrower nor any of its Significant Subsidiaries will create or assume or permit to exist any Lien in respect of any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Significant Subsidiary, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets; provided that the provisions of this Section shall not prevent or restrict the creation, assumption or existence of:

(a)    any Lien in respect of any such property or assets of any Significant Subsidiary of the Borrower to secure indebtedness owing by it to the Borrower or any Wholly Owned Subsidiary of the Borrower; ~~or~~

(b)    Liens (including capital leases) in respect of property acquired by the Borrower or any Significant Subsidiary thereof, to secure the purchase price, or the cost of construction and development, of such property (or to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition of such property and the commencement of operation of such property, in each case for the purpose of financing the acquisition, or the cost of construction and development, of such property), or Liens existing on any such property at the time of acquisition of such property by the Borrower or such Significant Subsidiary, whether or not assumed, or any Lien in respect of property of any Person existing at the time such Person becomes a Subsidiary of the Borrower; or agreements to acquire any property or assets under conditional sale agreements or other title retention agreements, or capital leases in respect of any other property; provided that (A) the aggregate principal amount of Indebtedness secured by all Liens in respect of any such property shall not exceed the cost (as determined by the board of directors or analogous governing body of the Borrower or such Significant Subsidiary, as the case may be) of such property at the time of acquisition thereof or (x) in the case of property covered by a capital lease, the fair market value (together with any customary fees and expenses incurred in connection therewith), as so determined, of such property at the time of such transaction, or (y) in the case of a Lien in respect of property existing at the time such Person becomes a Subsidiary of the Borrower the fair market value (together with any customary fees and expenses incurred in connection therewith), as so determined of such property at such time), and (B) at the time of the acquisition of the property by the Borrower or such Significant Subsidiary, or at the time such Person becomes a Subsidiary of the Borrower, as the case may be, every such Lien shall apply and attach only to the property originally subject thereto and fixed improvements constructed thereon; ~~or~~

(c)    modifications, replacements, refundings or extensions of any Lien permitted in subsection (b), (e~~), (l~~) or (m) hereof for amounts not exceeding the sum of (a) the lesser of (i) the principal or committed amount (whichever is larger) of the Indebtedness so refunded or extended or (ii) the fair market value (as determined by the board of directors (or analogous governing body) of the Borrower or such Significant Subsidiary, as the case may be) of the property theretofore subject to such Lien, in each case at the time of such refunding or extension and (b) any customary fees and expenses incurred in connection therewith; provided that such Lien shall apply only to the same property theretofore subject to the same and fixed improvements constructed thereon; ~~or~~

(d)    sales subject to understandings or agreements to repurchase; provided that the aggregate sales price for all such sales (other than sales to any governmental instrumentality in connection with such instrumentality’s issuance of indebtedness, including without limitation industrial development bonds and pollution control bonds, on behalf of the Borrower or any Significant Subsidiary thereof) made in any one calendar year shall not exceed $50,000,000 in the aggregate for the Borrower and its Significant Subsidiaries; ~~or~~

(e)    Liens on Receivables Facility Assets in respect of any Permitted Receivables Financing; ~~or~~

(f)    any Lien not otherwise permitted hereunder (whenever incurred) on assets owned by the Borrower or any Subsidiary thereof in an aggregate amount not to exceed at any one time outstanding the greater of 10% of the Borrower’s Net Tangible Assets or 10% of Capitalization; ~~or~~

(g)    leases (other than capital leases) now or hereafter existing and any renewals and extensions thereof under which the Borrower or any Significant Subsidiary thereof may acquire or dispose of any property, subject, however, to the terms of Section 5.09; ~~or~~

(h)    Liens in respect of any Permitted Sale Leasebacks; ~~or~~

(i)    any Lien in existence on the Closing Date and set forth on Schedule 5.10 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date; ~~or~~

(j)    the pledge of current assets, in the ordinary course of business, to secure current liabilities; ~~or~~

(k)    Permitted Encumbrances; ~~or~~

(l)    [Reserved]; ~~or~~

(m)    any Lien incurred in connection with the issuance of Qualified Transition Bonds; ~~or~~

(n)    Liens under the Mortgage securing the Obligations (as defined in the Mortgage) permitted to be secured under the Mortgage (as in effect on the date hereof); ~~or~~

(o)    any Lien granted pursuant to Section 1007 of the Indentures in favor of the trustee thereunder (or any similar Lien granted under any other indentures in favor of the trustee thereunder); or

(p)    Liens granted by the Borrower to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay on appeal bonds.

SECTION 5.11.    Debt to Total Capitalization Ratio.

The Borrower will not, as of the end of each quarter of each of its fiscal years, permit the ratio of its Consolidated Senior Debt to its Consolidated Total Capitalization to be greater than 0.65 to 1.00.

ARTICLE VI

EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a)    any representation or warranty made or deemed made by the Borrower in or in connection with the execution and delivery of this Agreement or the Extensions of Credit made hereunder shall prove to have been untrue in any material respect (without duplication of materiality qualifications otherwise set forth in such representations and warranties) when so made, deemed made or furnished (other than, for the avoidance of doubt, any Pricing Certificate Inaccuracy; provided that the Borrower complies with Section 2.22 with respect to such Pricing Certificate Inaccuracy);

(b)    default shall be made by the Borrower in the payment of any principal of any Outstanding Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)    default shall be made by the Borrower in the payment of any interest on any Outstanding Credit or any Fee or any other amount (other than an amount referred to in subsection (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)    default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 5.01 or 5.11;

(e)    default shall be made by the Borrower or any Subsidiary (i) in the due observance or performance of any covenant, condition or agreement contained in Section 5.03 and such default shall continue unremedied for a period of five Business Days or (ii) in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c), (d) or (e)(i) above) or in any other Credit Document and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent at the request of any Lender to the Borrower;

(f)    Holdings amends, waives, otherwise modifies or violates Section 8 of its limited liability company agreement (provided that Holdings may own stock of other entities) as in effect as of the date hereof in a manner that is material and adverse to the Lenders, unless (x) the provisions provided for in such sections are no longer required by PUCT, (y) such modifications are required by PUCT, or (z) with regard to Holdings, PUCT no longer requires Holdings to own any Equity Interests of the Borrower;

(g)    the Borrower or any Subsidiary thereof shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, when and as the same shall become due and payable, subject to any applicable grace periods, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become accelerated or due prior to its stated maturity;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary thereof, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary thereof, under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary thereof or (iii) the winding up or liquidation of the Borrower or any Significant Subsidiary thereof; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower or any Significant Subsidiary thereof shall (A) (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of it or such Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action of its board of directors or similar governing body for the purposes of effecting any of the foregoing; or (B) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)    a Change in Control shall occur unless such Change in Control is a Permitted Transaction;

(k)    one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower or any Subsidiary thereof or any combination thereof (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and such judgment or order shall remain undischarged or unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary thereof to enforce any such judgment or order;

(l)    an ERISA Event or ERISA Events shall have occurred that reasonably could be expected to result in a Material Adverse Change; or

(m)    this Agreement or the Administrative Agent Fee Letter shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or the Borrower shall deny or disaffirm in writing its obligations under any Credit Document;

then, and in every such event, and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take one or all of the following actions, at the same or different times: (i) terminate forthwith the right of the Borrower to request and receive Extensions of Credit; and (ii) declare the Loans of the Borrower then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided that in the case of any event described in subsection (h) or (i)(A) above affecting the Borrower, the right of the Borrower to request and receive Extensions of Credit shall automatically terminate and the principal of the Loans then outstanding of the Borrower, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Agent pursuant to this Article VI shall affect (i) the obligation of any Fronting Bank to make any payment under any Letter of Credit issued by such Fronting Bank in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default, the Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the aggregate maximum amount available to be drawn under all Letters of Credit issued for the account of the Borrower and outstanding at such time. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Agent or at a depositary bank acting on behalf of the Agent in the name of, and under the sole dominion and control of, the Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by JPMorgan Chase or such depositary bank, as the case may be, for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Agent in its sole discretion. The Borrower hereby grants to the Agent for the benefit of the Fronting Banks and the Lenders a Lien on the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit issued for its account. If any ~~drawings~~Drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent ~~drawings~~Drawings , upon being made, then, in any such event, the Agent may apply the amounts then on deposit in the Cash Collateral Account, in such priority as the Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable, regardless of whether the amounts to be so applied were deposited by the Borrower for the account of which the Letter(s) of Credit then being drawn were issued. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Agent will repay any cash then on deposit in the Cash Collateral Account and the Lien of the Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21 and the cash collateral requirements set forth in the paragraph above, be applied by the Agent as follows:

(i)

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 8.05 and amounts payable under the Administrative Agent Fee Letter) payable to the Agent in its capacity as such;

(ii)

second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, reimbursement obligations in respect of Letters of Credit, interest and Letter of Credit fees) payable to the Lenders and the Fronting Banks (including fees and disbursements and other charges of counsel payable under Section 8.05) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)

third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed payments by Fronting Banks pursuant to Letters of Credit, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)

fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed payments by Fronting Banks pursuant to Letters of Credit and (B) to cash collateralize that portion of LC Outstandings comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.21 or the cash collateral requirements set forth above, ratably among the Lenders and the Fronting Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Agent for the ratable account of the applicable Fronting Banks to cash collateralize such LC Outstandings, (y) subject to Section 2.21 or the cash collateral requirements set forth in the paragraph above , amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy

~~drawings~~Drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending ~~drawings~~Drawings), the pro rata share of cash collateral shall be distributed in accordance with this clause (iv);

(v)

fifth, to the payment in full of all other Obligations, in each case ratably among the Agent, the Lenders and the Fronting Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)	finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending ~~drawings~~Drawings ), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE VII

THE AGENT

(a)    In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase is hereby appointed to act as Agent on behalf of the Lenders and the Fronting Banks. Each Lender and each Fronting Bank hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender and such Fronting Bank and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Lenders and the Fronting Banks, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders and the Fronting Banks all payments of principal of and interest on the Outstanding Credits and all other amounts due to the Lenders and the Fronting Banks hereunder, and promptly to distribute to each Lender and each Fronting Bank, its proper share of each payment so received; (ii) to give notice on behalf of each Lender and each Fronting Bank to the Borrower of any Event of Default of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (iii) to distribute to each Lender and each Fronting Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

(b)    None of the Agent, either Co-Sustainability Structuring Agent or any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. Neither the Agent nor the Co-Sustainability Structuring Agents shall be responsible to the Lenders or the Fronting Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Agent and each Co-Sustainability Structuring Agent may deem and treat the Lender or the Fronting Bank that makes any Extension of Credit as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender or such Fronting Bank, given as provided herein, of the transfer thereof. The Agent and each Co-Sustainability Structuring Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and the Fronting Banks. The Agent and each Co-Sustainability Structuring Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper Person or Persons. None of the Agent, either Co-Sustainability Structuring Agent or any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any Subsidiary on account of the failure of or delay in performance or breach by any Lender or any Fronting Bank of any of its obligations hereunder or to any Lender or any Fronting Bank on account of the failure of or delay in performance or breach by any other Lender, any Fronting Bank or the Borrower or any Subsidiary of any of their respective obligations hereunder or in connection herewith. The Agent and each Co-Sustainability Structuring Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

(c)    The Lenders and the Fronting Banks hereby acknowledge that neither the Agent nor the Co-Sustainability Structuring Agents shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

(d)    Subject to the appointment and acceptance of a successor Agent or Co-Sustainability Structuring Agent, as applicable, as provided below, the Agent or either Co-Sustainability Structuring Agent may resign at any time by notifying the Lenders, the Fronting Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent or Co-Sustainability Structuring Agent, as applicable, acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Agent or such Co-Sustainability Structuring Agent, as applicable, gives notice of its resignation, then the Agent or such Co-Sustainability Structuring Agent, as applicable, may, on behalf of the Lenders and the Fronting Banks, appoint a successor Agent or Co-Sustainability Structuring Agent, as applicable, having a combined capital and surplus of at least $5,000,000,000 (or such lower amount as shall be acceptable to the Borrower) or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent or Co-Sustainability Structuring Agent, as applicable, hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or the retiring Co-Sustainability Structuring Agent, as applicable, and the retiring Agent or such retiring Co-Sustainability Structuring Agent, as applicable, shall be discharged from its duties and obligations hereunder. After the Agent’s or either Co-Sustainability Structuring Agent’s resignation hereunder, the provisions of this Article and Section 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent or a Co-Sustainability Structuring Agent, as applicable.

(e)    With respect to the Extensions of Credit made by it hereunder, JPMorgan Chase, in its individual capacity and not as Agent, shall have the same rights, obligations and powers as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Agent. With respect to the Extensions of Credit made by it hereunder, Citibank N.A., in its individual capacity and not as a Co-Sustainability Structuring Agent, shall have the same rights, obligations and powers as any other Lender and may exercise the same as though it were not a Co-Sustainability Structuring Agent, and each Co-Sustainability Structuring Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not a Co-Sustainability Structuring Agent.

(f)    Each Lender agrees (i) to reimburse the Agent and each Co-Sustainability Structuring Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if all of the Commitments shall have been terminated, the amount of its percentage of Outstanding Credits) of any expenses incurred for the benefit of the Lenders or the Fronting Banks, in its role as Agent or Co-Sustainability Structuring Agent, as applicable, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Fronting Banks, which shall not have been reimbursed by the Borrower (but without limiting the Borrower’s obligation to make such reimbursement) and (ii) to indemnify and hold harmless the Agent, each Co-Sustainability Structuring Agent and any of their respective directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, ~~taxes~~Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrower; provided that neither any Lender nor any Fronting Bank shall be liable to the Agent or either Co-Sustainability Structuring Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent, either Co-Sustainability Structuring Agent or any of their respective directors, officers, employees or agents. Each Lender and each Fronting Bank agrees that any allocation made in good faith by the Agent or either Co-Sustainability Structuring Agent of expenses or other amounts referred to in this subsection (f) shall be conclusive and binding for all purposes, absent manifest error.

(g)    Each Lender acknowledges and agrees that the extensions of credit hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender and each Fronting Bank further acknowledges that it has, independently and without reliance upon the Agent or any other Lender or Fronting Bank or any Person designated as a “Joint Lead Arranger”, a “Syndication Agent”, a “Documentation Agent” or a “Co-Sustainability Structuring Agent” on the cover page of this Agreement, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or Fronting Bank or any Person designated as a “Joint Lead Arranger”, a “Syndication Agent” a “Documentation Agent” or a “Co-Sustainability Structuring Agent” on the cover page of this Agreement, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

(h)    None of the Persons designated as a “Joint Lead Arranger”, a “Syndication Agent” or a “Documentation Agent” on the cover page of this Agreement shall have any duties, liabilities, obligations or responsibilities under this Agreement other than, if applicable, in such Person’s role as a Credit Party.

(i)    Except as expressly set forth herein, neither the Agent nor either Co-Sustainability Structuring Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent, Co-Sustainability Structuring Agent or any of their respective Affiliates in any capacity.

(j)    The Agent and each Co-Sustainability Structuring Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent or such Co-Sustainability Structuring Agent, as applicable. The Agent, each Co-Sustainability Structuring Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent or either Co-Sustainability Structuring Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent or Co-Sustainability Structuring Agent, as applicable.

(k)    To the extent required by any Applicable Law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding ~~tax~~Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold ~~tax~~Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding ~~tax~~Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as ~~tax~~Tax or otherwise, including any interest, additions to ~~tax~~Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such ~~tax~~Tax were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.

(l)    The Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(m)    Each party hereto hereby acknowledge and agrees that the Agent and the Co-Sustainability Structuring Agents make no assurances as to (i) whether this Agreement meets any Borrower or Lender criteria or expectations with regard to environmental impact and sustainability performance, or (ii) whether the characteristics of the relevant KPI Metrics included in the Agreement, including any environmental and sustainability criteria or any computation methodology with respect thereto, meet any industry standards for sustainability-linked credit facilities. Each party hereto hereby agrees that none of the Agent nor either Co-Sustainability Structuring Agent shall have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Applicable KPI Margin Adjustment or any Applicable KPI Commitment Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Agent may rely conclusively on any such certificate, without further inquiry).

(n)    (i) Each Lender hereby agrees that (x) if the Agent notifies such Lender that the Agent has determined in its sole discretion that any funds received by such Lender from the Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Agent to any Lender under this subsection (~~m~~n)(i) of Article VII shall be conclusive, absent manifest error.

(ii)    Each Lender hereby further agrees that if it receives a Payment from the Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Agent of such occurrence and, upon demand from the Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Agent at the greater of the NYFRB Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)    The parties hereto agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower hereunder, except, in each case, to the extent the Agent or any of its Affiliates receives funds from (or at the direction of) the Borrower in respect of any such Payment or such Payment is made with the proceeds of a payment made by (or at the direction of) the Borrower to the Agent or any of its Affiliates for the purpose of making such Payment.

(iv)    Each party’s obligations under this subsection (~~m~~n) of Article VII shall survive the resignation or replacement of the Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.    Notices.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile or electronic mail, as follows:

(a)    if to the Borrower, to c/o of Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Fwy, Dallas, TX 75202, Attention: Vice President and Treasurer (Facsimile No. (214) 486-7027), Electronic Mail: ONCTRE1@oncor.com and Kevin.Fease@oncor.com;

(b)    (i) if to JPMorgan Chase, as Agent or Swingline Lender, to JPMorgan Chase Bank, N.A., Attention: ~~Chris Bickert, Loan and Agency Services Group~~Benjamin Outten, 500 Stanton Christiana ~~Road~~Rd, Floor 01~~, NCC5~~, Newark, DE 19713 (Electronic Mail: ~~chris.bickert@chase.com) and~~benjamin.outten@chase.com) (Telephone: 302-634-8712) and, solely for credit matters, Nancy Barwig, 8181 Communications Pkwy, Plano, TX 75024 (Electronic Mail: ~~nancy.r.barwig@jpmorgan.com~~nancy.r.barwig@jpmorgan.com ) (Telephone: 972-324-1721) or (ii) if to JPMorgan Chase, to the extent serving in such capacity, as Fronting Bank, to JPMorgan Chase Bank, N.A., 10420 Highland Manor Dr. 4th Floor, Tampa, FL 33610, Attention: Standby LC Unit (Facsimile No. (856-294-5267, Electronic Mail: gts.ib.standby@jpmchase.com) with a copy to JPMorgan Chase Bank, N.A., Attention: ~~Chris Bickert, Loan and Agency Services Group~~Benjamin Outten, 500 Stanton Christiana ~~Road~~Rd , Floor 01, ~~NCC5,~~ Newark, DE 19713 (Electronic Mail: ~~chris.bickert~~benjamin.outten @chase.com~~) and to Nancy Barwig, 8181 Communications Pkwy, Plano, TX 75024 (Electronic Mail: nancy.r.barwig@jpmorgan.com) (Telephone: 972-324-1721~~);

(c)    if to any other Fronting Bank, to it at its address (or facsimile number) specified to the Agent and the Borrower in writing; and

(d)    if to a Lender, to it at its address (or facsimile number) set forth in the Register or in the Assignment and Assumption pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic mail to such party but only if received by the recipient during its normal business hours at the times prescribed hereunder (if any) as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

SECTION 8.02. Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Credit Parties and shall survive the making by the Lenders, the Swingline Lender and the Fronting Banks of the Extensions of Credit regardless of any investigation made by the Lenders, the Swingline Lender or the Fronting Banks or on their behalf, and shall continue in full force and effect as long as there are any Outstanding Credits or any Fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated or any Letter of Credit is available to be drawn.

SECTION 8.03. Binding Effect.

This Agreement shall become effective when (i) it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof (via facsimile or otherwise) which, when taken together, bear the signature of each Lender, the Swingline Lender and the Fronting Banks, if any and (ii) the other conditions precedent to effectiveness under Article IV-A shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders and the Fronting Banks.

SECTION 8.04.    Successors and Assigns.

(a)    Successors and Assigns by Lenders Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Fronting Bank that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)     the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof;

(B)    the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

and

(C)    the consent of each Fronting Bank and the Swingline Lender shall be required for any assignment (such consent not to be unreasonably withheld or delayed).

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to any Disqualified Institution.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Fronting Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.15 and 8.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that subject to Section 8.22 and except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, the

Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agent, the Fronting Banks, the Swingline Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under subsection (f) of Article VII with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) through (iv) of Section 8.08(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.15 and 8.05(b) (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Resignation of Fronting Banks. Any Fronting Bank may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Fronting Bank acceptable to the Borrower. Upon the acceptance of any appointment as Fronting Bank hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Fronting Bank and the retiring Fronting Bank shall be discharged from its duties and obligations hereunder. After a Fronting Bank’s resignation hereunder, the provisions of Sections 2.10, 2.15 and 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Fronting Bank.

(g)    Disqualified Institutions. (i) No assignment or participation shall be made to, and no Incremental Commitment Increase shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable Increase Effective Date, as the case may be (unless the Borrower has consented to such assignment, participation or Incremental Commitment Increase in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or Incremental Commitment Increase). For the avoidance of doubt, with respect to any assignee, ~~participant~~Participant , Lender or Additional Lender that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee, ~~participant~~Participant, Lender or Additional Lender shall not retroactively be disqualified from becoming ~~a~~an assignee, Participant, Lender or ~~participant~~Additional Lender and (y) the execution by the Borrower of an Assignment and Assumption or joinder agreement with respect to such assignee, Participant, Lender or Additional Lender will not by itself result in such ~~assignee~~party no longer being considered a Disqualified Institution. Any assignment, participation or Incremental Commitment Increase in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)    If any assignment (or, with respect to clause (B) below, participation) is made to, or any Incremental Commitment Increase is provided by, any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)    The Agent shall have the right, and the Borrower hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

SECTION 8.05.     Expenses; Indemnity.

(a)    The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of one counsel to the Agent, the Co-Sustainability Structuring Agents, the Swingline Lender and the Fronting Banks, one local counsel and one regulatory counsel in each applicable jurisdiction and, in the event of an actual or potential conflict of interest, such additional counsel as the Agent, either Co-Sustainability Structuring Agent, the Swingline Lender or any Fronting Bank determines in good faith is necessary in light of such actual or potential conflict of interest) incurred by the Agent, the Swingline Lender, the Co-Sustainability Structuring Agents and the Fronting Banks in connection with the preparation, execution and delivery of this Agreement or in connection with any amendment, modification and waiver of the provisions hereof (whether or not the transactions contemplated thereby are consummated). The Borrower further agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of one counsel to the Credit Parties, one local counsel and one regulatory counsel in each applicable jurisdiction and, in the event of an actual or potential conflict of interest, such additional counsel as any Credit Party determines in good faith is necessary in light of such actual or potential conflict of interest) incurred by any Credit Party in connection with the enforcement of rights under the Credit Documents and upon an Event of Default (including in respect of workouts and restructurings). In addition to the foregoing, the Borrower shall pay or reimburse the Fronting Bank that issued such Letter of Credit for such reasonable, normal and customary costs and expenses as are incurred or charged by such Fronting Bank in issuing, negotiating, effecting payment under, amending or otherwise administering such Letter of Credit.

(b)    In the event of (i) any failure by the Borrower to borrow or to Convert any Loan hereunder (including as a result of the Borrower’s failure to fulfill any of the applicable conditions set forth in Article IV) after notice of such ~~borrowing~~Borrowing or Conversion has been given pursuant to Section 2.03, (ii) any payment, prepayment or Conversion (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) of a ~~Eurodollar~~Term Benchmark Loan, or assignment of a ~~Eurodollar~~Term Benchmark Loan of the Borrower required by any other provision of this Agreement (including, without limitation, Section 2.16) or otherwise made or deemed made, on a date other than the last day of the Interest Period, if any, applicable thereto, or (iii) the failure to borrow, convert, continue or prepay any ~~Eurodollar~~Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(a) and is revoked in accordance therewith) then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. ~~In the case of a Eurodollar Loan, such loss shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (x) its cost of obtaining the funds for the Loan being paid, prepaid, Converted or not borrowed (assumed to be the Adjusted LIBO Rate for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or Convert, the Interest Period for such Loan that would have commenced on the date of such failure) over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank eurodollar market.~~ A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower (with a copy to the Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(c)    The Borrower agrees to indemnify the Agent, the Fronting Banks, the Swingline Lender, each Co-Sustainability Structuring Agent, each Lender, each of their Affiliates and the directors, officers, partners, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses, including reasonable fees and expenses of one counsel for all Indemnitees (unless in the good faith opinion of the Agent, either Co-Sustainability Structuring Agent or such counsel, it would be inappropriate under applicable standards of legal professional conduct, due to an actual or potential conflict of interest, to have only one counsel), incurred by or asserted against any Indemnitee in connection with (i) the preparation, execution, delivery, enforcement, performance and administration of this Agreement and the other Credit Documents, (ii) the use of the proceeds of the Extensions of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing (whether or not brought by the Borrower or any other third party), whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee. Notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from any litigation not involving an act or omission of the Borrower brought by an Indemnitee against another Indemnitee (unless such litigation relates to claims against the Agent or a Co-Sustainability Structuring Agent, acting in such capacity), or (C) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided, further, that the Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this subsection (c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), unless such settlement, compromise or consent does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, does not involve any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee and contains an unconditional release of each Indemnitee that could seek such indemnification under this subsection (c). It is understood that, with respect to any particular investigation, litigation or other proceeding subject to indemnification hereunder, the Borrower shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to one local counsel and one regulatory counsel in each applicable jurisdiction) for all Indemnitees that are the subject of such investigation, litigation or other proceeding, unless representation of all such Indemnitees in such matter by a single counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case the Borrower shall be required to reimburse, and indemnify and hold harmless for, the reasonable and documented legal fees and expenses of such additional counsel as any Indemnitee determines in good faith are necessary in light of such actual or potential conflict of interest.

(d)    Without limiting the obligations of the Borrower under subsection (c) above, neither the Borrower nor any Indemnitee shall have any liability for any punitive, special, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the

Closing Date). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnitee or any of its Related Parties (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

(e)    The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Outstanding Credits, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Agent, either Co-Sustainability Structuring Agent, any Lender or any Fronting Bank. All amounts due under this Section shall be payable on written demand therefor.

(f)    A certificate of any Lender, the Swingline Lender, any Fronting Bank, the Agent or either Co-Sustainability Structuring Agent setting forth any amount or amounts that such Lender, the Swingline Lender, such Fronting Bank, the Agent or such Co-Sustainability Structuring Agent is entitled to receive pursuant to subsection (b) above and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.

(g)    The provisions of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

SECTION 8.06.     Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Swingline Lender and each Fronting Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender, the Swingline Lender or such Fronting Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, the Swingline Lender or such Fronting Bank (as the case may be), irrespective of whether or not such Lender, the Swingline Lender or such Fronting Bank (as the case may be), shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Fronting Banks, the Swingline Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender and each Fronting Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender, the Swingline Lender or such Fronting Bank may have.

SECTION 8.07.     Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.08.     Waivers; Amendment and Releases.

(a)    No failure or delay of the Agent, the Swingline Lender, any Fronting Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Swingline Lender, the Fronting Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)    Subject to Section 2.07(b)~~,~~ or (c~~) and (d~~), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on, any Loan or reimbursement obligation in respect of a Letter of Credit or date for the payment of any Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or any reimbursement obligation in respect of a Letter of Credit, without the prior written consent of each Lender affected thereby (other than waivers of the default rate of interest), (ii) increase the Commitment of any Lender or decrease any Fee payable to any Lender without the prior written consent of each Lender affected thereby (other than as set forth in Section 2.21(a) or Section 2.21(c) or the definition of Commitment Fee Percentage), (iii) amend or modify the provisions of Section 2.12, Section 2.13, the provisions of this Section or the definition of the “Required Lenders”, or amend, modify or waive any condition set forth in Article IV-A, in each case, without the prior written consent of each Lender, (iv) amend or modify the provisions of Section 2.21 without the prior written consent of the Agent, the Swingline Lender, each Fronting Bank and the Required Lenders, (v) amend or modify any provision of Section 2.22 that would result in the Applicable Margin being reduced by more than 5.0 basis points and the Commitment Fee being reduced by more than 1.0 basis point, in each case without the written consent of the Co-Sustainability Structuring Agents and each Lender (provided that, notwithstanding anything herein to the contrary, any other provision of Section 2.22 (including the Sustainability Table and the defined terms used solely in Section 2.22 or the

Sustainability Table) can be amended or modified with the consent, in writing, of the Borrower, the Co-Sustainability Structuring Agents and Required Lenders, and acknowledged by the Agent) or (vi) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment” or “Swingline Termination Date”), without the written consent of the Swingline Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Swingline Lender or any Fronting Bank hereunder (including, without limitation under Section 2.21) without the prior written consent of the Agent, the Swingline Lender or the applicable Fronting Bank, as the case may be. Notwithstanding anything to the contrary herein, no agreement shall amend, modify or otherwise affect the rights or duties of the Co-Sustainability Structuring Agents hereunder (including, without limitation under Section 2.22) without the prior written consent of the Co-Sustainability Structuring Agents. Each Lender, the Swingline Lender and each Fronting Bank shall be bound by any waiver, amendment or modification authorized by this Section, and any consent by any Lender, the Agent, the Swingline Lender or any Fronting Bank pursuant to this Section shall bind any assignee of its rights and interests hereunder. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any waiver, amendment or modification hereunder, except that the consent of such Defaulting Lender shall be required for any waiver, amendment or modification that effects any change described in clause (i), (ii), (iii) or (v) of this subsection (b), in the case of clauses (i) and (ii) to the extent such Defaulting Lender is affected thereby.

(c)    The Borrower or the Agent shall have the right to replace all, but not less than all, Non-Consenting Lenders (so long as all Non-Consenting Lenders are so replaced) with one or more Eligible Assignees so long as at the time of such replacement each such Eligible Assignee consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrower or Agent elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Agent an Assignment and Assumption to evidence such sale and purchase; provided that the failure of any such Non-Consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

SECTION 8.09.     Resignation of Swingline Lender.

The Swingline Lender may resign as Swingline Lender upon 60 days’ prior written notice to the Agent, the Lenders and the Borrower. If the Swingline Lender shall resign, then the Borrower may appoint from among the Lenders a successor Swingline Lender, whereupon such successor Swingline Lender shall succeed to the rights, powers and duties of the replaced or resigning Swingline Lender under this Agreement and the other Credit Documents, and the term “Swingline Lender” shall mean such successor or such new Swingline Lender effective upon such appointment (it being understood that if no existing Lender elects to accept such appointment, then the Borrower may appoint another bank or financial institution of its choosing (which bank or financial institution shall be satisfactory to the Agent, in its reasonable discretion) as a successor Swingline Lender). The acceptance of any appointment as a Swingline Lender hereunder shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Agent. If the Swingline Lender resigns as Swingline

Lender, it shall retain all rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans and fund risk participations in outstanding Swingline Loans.

SECTION 8.10.     Entire Agreement.

THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER, THE AGENT, THE FRONTING BANKS AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER, THE AGENT, ANY FRONTING BANKS OR ANY LENDER RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR THEREIN, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 8.11.     Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.12.     Counterparts.

(a)    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Agent has agreed to accept any Electronic Signature, the Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic ~~signature~~Signature and (ii) upon the request of the Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, the Lenders, and the Borrower, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against the Agent, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent and any Related Party of any of the foregoing Persons for any liabilities arising solely from the Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 8.13.     Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.14.     Interest Rate Limitation.

(a)    Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under Applicable Law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Fronting Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender or such Fronting Bank (as the case may be) in accordance with Applicable Law, the rate of interest payable on the Outstanding Credits of such Lender or such Fronting Bank (as the case may be), together with all Charges payable to such Lender or such Fronting Bank (as the case may be), shall be limited to the Maximum Rate.

(b)    If the amount of interest, together with all Charges, payable for the account of any Lender or any Fronting Bank in respect of any interest computation period is reduced pursuant to subsection (a) above and the amount of interest, together with all Charges, payable for such Lender’s or such Fronting Bank’s (as the case may be) account in respect of any subsequent interest computation period, would be less than the Maximum Rate, then the amount of interest, together with all Charges, payable for such Lender’s or such Fronting Bank’s (as the case may be) account in respect of such subsequent interest computation period shall, to the extent permitted by Applicable Law, be automatically increased to such Maximum Rate; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender or any Fronting Bank has been increased pursuant to this subsection (b) exceed the aggregate amount by which interest, together with all Charges, paid for its account has theretofore been reduced pursuant to subsection (a) above.

SECTION 8.15.     Jurisdiction; Venue.

(a)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(b)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.16.     Confidentiality.

Each Credit Party shall hold all non-public information furnished by or on behalf of Holdings, the Borrower or any other Subsidiary of the Borrower in connection with such Credit Party’s evaluation of whether to become a Credit Party hereunder or obtained by such Credit Party pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to such Credit Party’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to any other Credit Party, (c) in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights thereunder, (d) with the consent of the Borrower, (e) to the extent that such Confidential Information (x) becomes publicly available other than as a result of a breach of this provision, or (y) becomes available to any Credit Party or any of its Affiliates on a nonconfidential basis from a source other than the Borrower and (f) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, subject to customary confidentiality obligations on the part of such assignee or participant; provided that unless specifically prohibited by Applicable Law or court order, each Credit Party shall use commercially reasonable efforts to notify the Borrower of any request made to such Credit Party by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of the Lender by such governmental agency, regulator or agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Credit Party be obligated or required to return any materials furnished by the Borrower or any other Subsidiary of the Borrower. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent or any Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. Each Credit Party agrees that it will not provide to prospective transferees or to any pledgee referred to in Section 8.04 or to prospective direct or indirect contractual counterparties to any swap agreements or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 8.16 or confidentiality provisions at least as restrictive as those set forth in this Section 8.16.

SECTION 8.17.     Electronic Communications.

(a)    The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to Section 5.03 (collectively, the “Communications”) by delivering the Communications in accordance with the last paragraph of Section 5.03 or by transmitting the Communications in Microsoft Word, Adobe Portable Document Format (PDF) or other electronic/soft medium format that is reasonably acceptable to the Agent to Agent’s Loan and Agency Services Group at 12012443630@tls.ldsprod.com and ~~chris.bickert~~benjamin.outten @chase.com, or to such other addressee as the Agent may notify the Borrower from time to time. In addition, the Borrower agrees to continue to provide the Communications to the Agent in the manner otherwise specified in this Agreement, but only to the extent reasonably requested by the Agent.

(b)    The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of this Agreement. Each Lender and Fronting Bank agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s or Fronting Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c)    Nothing herein shall prejudice the right of the Agent or any Lender or Fronting Bank to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

(d)    The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agent, the Fronting Banks, the Lenders or any bonafide potential transferee or assignee thereof, including any Participant, and (ii) remains subject the confidentiality requirements set forth in Section 8.16.

(e)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall the Agent or its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, any Fronting Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

EACH LENDER ACKNOWLEDGES THAT COMMUNICATIONS FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, ANY OF ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION AND ALL CONFIDENTIAL INFORMATION IN COMPLIANCE WITH SECTION 8.16 AND IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT ANY OF THE BORROWER, ANY OF ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER HAS IDENTIFIED TO THE AGENT A CREDIT CONTACT WHO MAY RECEIVE CONFIDENTIAL INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND WILL COMPLY WITH SECTION 8.16.

SECTION 8.18.     Acknowledgements.

The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)    (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Credit Parties on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether such Credit Party has advised or is currently advising the Borrower or its Affiliates on other matters) and no Credit Party has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Credit Parties and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Credit Parties has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower agrees not to claim that any Credit Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated hereby or the process leading hereto; and

(c)    no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or between the Borrower, on the one hand, and any Credit Party, on the other hand.

SECTION 8.19.     WAIVERS OF JURY TRIAL.

THE BORROWER AND EACH CREDIT PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.20.     USA PATRIOT Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 8.21.    Separateness of the Borrower from Sempra ~~Energy~~ and its Subsidiaries.

Each Credit Party acknowledges and affirms that (i) it has advanced funds to or extended credit on behalf of the Borrower in reliance upon the separateness of the Holdings and its Subsidiaries (including the Borrower) from Sempra ~~Energy~~ and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons and (ii) the Borrower and its Subsidiaries have assets and liabilities that are separate from those of Sempra ~~Energy~~ and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons.

SECTION 8.22.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-~~in~~In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 8.23.    Mortgage.

This Agreement is not, and shall not be deemed to be, the “Credit Agreement” (as such term is defined in the Mortgage).

SECTION 8.24.    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Joint Lead Arranger and their respective Affiliates and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Agent, or any Joint Lead Arranger, any Syndication Agent, any Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(c)    The Agent, and each Joint Lead Arranger, Syndication Agent and Documentation Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Credit Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.25.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 8.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[~~Signatures To Follow.]~~Remainder of Page Intentionally Left Blank.]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.~~

~~ONCOR ELECTRIC DELIVERY COMPANY LLC~~

~~By~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

~~JPMORGAN CHASE BANK, N.A., as Agent, Swingline Lender and a Lender~~

~~By~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

~~WELLS FARGO SECURITIES, LLC, as a Co-Sustainability Structuring Agent~~

~~By~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

~~CITIBANK, N.A., as a Co-Sustainability Structuring Agent and a Lender~~

~~By~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

~~[ ], as [a Fronting Bank and] a Lender~~

~~By~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

~~[ ], as [a Fronting Bank and] a Lender~~

~~By~~
~~Name:~~
~~Title:~~

~~By~~
~~Name:~~
~~Title:~~

~~[Signature Page to Credit Agreement]~~

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

~~[Signature Page to Credit Agreement]~~A-1

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):	Oncor Electric Delivery Company LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Revolving Credit Agreement, dated as of November 9, 2021, among Oncor Electric Delivery Company LLC, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other banks and financial institutions parties thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/Loans[9]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

[7.	Trade Date:	][10]

[Page break]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the ~~types~~Types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Revolving Credit Commitment”, etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a ~~percentage~~Percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

~~[Signature Page to Credit Agreement]~~A-2

Effective Date:            , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][13] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

~~[Signature Page to Credit Agreement]~~A-3

Consented to:

[NAME OF SWINGLINE LENDER]

By:
Title:

Consented to:

[NAME OF FRONTING BANK][14]

By:
Title:

[Consented to:

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Title:][15]

[14]	Insert signature block for each Fronting Bank.
[15]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

~~[Signature Page to Credit Agreement]~~A-4

ANNEX 1

[                    ]16

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.04(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 8.04(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.03 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into

[16]	Describe Credit Agreement at option of Administrative Agent.

A-5

this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

A-6

EXHIBIT B-1

FORM OF BORROWING REQUEST

BORROWING REQUEST

[Date]

JPMorgan Chase Bank, N.A.

    as agent for the Lenders referred to below

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 01, NCC5

Newark, DE 19713

Attention: ~~Chris Bickert~~ Benjamin Outten

Email: ~~chris.bickert~~benjamin.outten@chase.com

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of November 9, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders and the Fronting Banks and the Swingline Lender parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Agreement that it requests a Borrowing under the Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day)

(B) Principal amount of Borrowing[1]

(C) Interest rate basis[2]

(D) Interest Period and the last day thereof[3]

1	Not less than $10,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available.
2	~~Eurodollar~~Term Benchmark Loan or ABR Loan.
3	Which shall be subject to the definition of “Interest Period” and end not later than the applicable Commitment Termination Date.

B-1-1

The undersigned also certifies that the representations and warranties of the Borrower set forth in Article III of the Agreement and in the other Credit Documents are true and correct in all material respects (without duplication of any materiality qualifications otherwise set forth in such representations and warranties) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. 4

The undersigned also certifies that at the time of and immediately after this Extension of Credit, no Default or Event of Default has occurred and is continuing at the time hereof or would result from the making of this Extension of Credit.

Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to lending specified in Article IV-B of the Agreement have been satisfied.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

4

Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.05(b) and 3.06 shall not be required to be made by the Borrower, if, at the time of such Extension of Credit, the Debt Rating is above BBB-/Baa3.

B-1-2

EXHIBIT B-2

FORM OF CONVERSION NOTICE

CONVERSION NOTICE

[Date]

JPMorgan Chase Bank, N.A.

    as agent for the Lenders referred to below

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 01, NCC5

Newark, DE 19713

Attention: ~~Chris Bickert~~ Benjamin Outten

Email: ~~chris.bickert~~benjamin.outten@chase.com

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of November 9, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders and the Fronting Banks and the Swingline Lender parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(b) of the Agreement that it requests a Conversion under the Agreement, and in that connection sets forth below the terms on which such Conversion is requested to be made:

(A) Date of Conversion (which is a Business Day)

(B) Principal amount of Loans to be Converted[1]

(C) Interest rate basis prior to Conversion[2]

(D) Interest rate basis after Conversion[2]

(E) Interest Period and the last day thereof[3]

1	Not less than $10,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available.
2	~~Eurodollar~~Term Benchmark Loan or ABR Loan.
3	Which shall be subject to the definition of “Interest Period” and end not later than the applicable Commitment Termination Date.

B-2-1

The undersigned also certifies that at the time of and immediately after giving effect to this Conversion, no Event of Default has occurred and is continuing or would result from this Conversion. 4

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

4	This certification is required to be made only for any request to Convert Loans to ~~Eurodollar~~Term Benchmark Loans (except for ~~Eurodollar~~Term Benchmark Loans with an Interest Period of 1 month).

B-2-2

EXHIBIT C

FORM OF REQUEST FOR ISSUANCE

REQUEST FOR ISSUANCE

[Date]

JPMorgan Chase Bank, N.A.

    as agent for the Lenders referred to below

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 01, NCC5

Newark, DE 19713

Attention: ~~Chris Bickert~~ Benjamin Outten

Email: ~~chris.bickert~~benjamin.outten@chase.com

[NAME AND ADDRESS OF

FRONTING BANK]

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of November 9, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders and the Fronting Banks and the Swingline Lender parties thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.17(a) of the Agreement, that the undersigned hereby requests the issuance of a Letter of Credit, and in connection therewith sets forth below the terms on which such Letter of Credit is to be issued:

(i)	the Fronting Bank for such Letter of Credit is (the “Fronting Bank”); and

(ii)	the requested date of issuance (which is a Business Day) is ;[1] and

(iii)

the expiration date (which shall be not later than the earlier of (x) 12 months after its date of issuance (or such longer period of time as may be agreed by the applicable Fronting Bank) and (y) the Fronting Bank Termination Date of the Fronting Bank) of the Letter of Credit requested hereby is                 ;[2] and

(iv)	the proposed ~~stated amount~~Stated Amount (as defined in the Agreement) of the Letter of Credit requested hereby is $ ;[3] and

(v)	the beneficiary of the Letter of Credit requested hereby is , with an address at ; and

(vi)	the conditions under which a ~~drawing~~Drawing (as defined in the Agreement) may be made under such Letter of Credit are as follows: ,

(vii)	attached hereto is a duly completed application for such [issuance][modification] [4] in the form required by the Fronting Bank; and

(viii)	attached hereto is a consent of the beneficiary of the Letter of Credit to the modification of the Letter of Credit hereby requested.[5]

Upon the issuance of the Letter of Credit by the Fronting Bank in response to this request that increases the Outstanding Credits, the Borrower shall be deemed to have represented and warranted that the conditions to an issuance of a Letter of Credit (if applicable) that are specified in Article IV-B of the Agreement have been satisfied.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title: [Financial Officer]

1

If the Request for Issuance is a request for extension of the stated maturity of a Letter of Credit or a modification or amendment of the terms thereof, set forth the date of effectiveness of such extension, modification or amendment.

2	Modify request as appropriate if used in connection with the extension, modification or amendment of a Letter of Credit.

3	The proposed ~~stated amount~~Stated Amount shall be not less than $1,000,000, unless otherwise agreed to by the Fronting Bank.

4	Modify for issuance or modification, per the Fronting Bank’s requirements.

5	Include only if the Request for Issuance relates to an amendment or modification of a Letter of Credit.

EXHIBIT D

FORM OF PREPAYMENT NOTICE

PREPAYMENT NOTICE

[Date]

JPMorgan Chase Bank, N.A.

    as agent for the Lenders referred to below

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 01, NCC5

Newark, DE 19713

Attention: ~~Chris Bickert~~ Benjamin Outten

Email: ~~chris.bickert~~benjamin.outten@chase.com

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of November 9, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders and the Fronting Banks and the Swingline Lender parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The Borrower hereby gives you notice of prepayment pursuant to Section 2.09 of the Agreement and acknowledges that such prepayment will be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(A)	Interest rate basis[1] of Borrowings to be prepaid (in whole or in part)

(B)	Principal amount to be prepaid[2]

(C)	Date of prepayment (which is a Business Day)

1	~~Eurodollar~~Term Benchmark Loan or ABR Loan.
2	If a partial prepayment, not less than $5,000,000 and in integral multiples of $1,000,000.

D-1

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

D-2

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of November 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Oncor Electric Delivery Company LLC, JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

E-1-1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of November 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Oncor Electric Delivery Company LLC, JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

E-2-1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships

For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of November 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Oncor Electric Delivery Company LLC, JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

E-3-2

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships

For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement, dated as of November 9, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Oncor Electric Delivery Company LLC, JPMorgan Chase Bank, N.A., as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to ~~the extension~~an Extension of ~~credit~~Credit pursuant to ~~this~~the Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

E-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

E-4-2

EXHIBIT F

FORM OF NOTE

PROMISSORY NOTE

[                , 20    ]

$[AMOUNT]	New York, New York

FOR VALUE RECEIVED, the undersigned, ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company, (the “Borrower”), HEREBY PROMISES TO PAY to [LENDER] or its registered assigns (the “Lender”), on the Commitment Termination Date (such term, and each other capitalized term used but not defined herein, having the meaning ascribed thereto in the Credit Agreement (as defined below)), for the account of the Lender at the office of the Agent under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amounts reflected on the schedule annexed hereto (which reflect Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), not to exceed the principal sum of [                ] DOLLARS ($[            ]); provided, however, that the principal amount outstanding under this Promissory Note is subject to prepayment and repayment from time to time, with accrued interest thereon, as specified in the Credit Agreement. The Borrower further agrees to pay interest in like money to the Lender on the unpaid principal amount hereof from the date hereof at such interest rates, and payable at such times, as specified in the Credit Agreement.

The Lender is authorized to record on the schedule annexed hereto (i) the date and amount of each Loan made by the Lender to the Borrower, (ii) the type of Loan as an ABR Loan or a ~~Eurodollar~~Term Benchmark Loan, (iii) the interest rate and the Interest Period applicable to each Loan that is a ~~Eurodollar~~Term Benchmark Loan, and (iv) the date and amount of each conversion of, and each payment or prepayment of principal of, each Loan; provided, that the failure to so record or any error in so recording shall not affect the payment obligations of the Borrower hereunder or under the Credit Agreement.

This Promissory Note is delivered pursuant to, and is entitled to the benefits of, the Revolving Credit Agreement, dated as of November 9, 2021 (as the same may be amended, modified or supplemented, the “Credit Agreement”), among the Borrower, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as swingline lender, and the Fronting Banks party thereto. The Credit Agreement, among other things, (i) provides for the making of Loans by the Lenders to the Borrower from time to time in an aggregate outstanding amount not to exceed at any time the Total Commitment, the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York, United States.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By
Name:
Title:

Promissory Note for the benefit of [LENDER]

2

LOANS, MATURITIES AND PAYMENTS OF PRINCIPAL

Date	Amount of Loans	Type of Loan	Maturity of Loans	Interest Rate	Interest Period	Amount of Principal Converted, Paid or Prepaid	Unpaid Principal Balance	Notation Made By

F-3

EXHIBIT G

FORM OF PRICING CERTIFICATE

PRICING CERTIFICATE

[Date]

JPMorgan Chase Bank, N.A.

    as Agent for the Lenders referred to below

Loan and Agency Services Group

500 Stanton Christiana Road, Floor 01, NCC5

Newark, DE 19713

Attention: ~~Chris Bickert~~ Benjamin Outten

Email: ~~chris.bickert~~benjamin.outten@chase.com

Ladies and Gentlemen:

This Pricing Certificate (this “Certificate”) is furnished pursuant to the Revolving Credit Agreement, dated as of November 9, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders and the Fronting Banks and the Swingline Lender parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. The undersigned hereby certifies solely in [his/her] capacity as [insert title of Financial Officer delivering this certificate] of the Borrower and not in an individual capacity (and without personal liability) that:

1.	I am the duly elected [insert title of Financial Officer delivering this Certificate] of the Borrower, and I am authorized to deliver this Certificate on behalf of the Borrower;

2.	The number of Partial Electrification Bucket Trucks for the 20[ ] calendar year is [ ].

3.	The DART Rate for the 20[ ] calendar year is [ ].

4.	The Applicable KPI Commitment Fee Adjustment for the 20[ ] calendar year is [neutral] [+][-][●] basis points];

5.	Following application of the Applicable KPI Commitment Fee Adjustment set out in item 4 above, the Commitment Fee Percentage as of the date of this Certificate is [ ]%.

6.	The Applicable KPI Margin Adjustment for the 20[ ] calendar year is [neutral] [+][-][●] basis points];

7.

Following application of the Applicable KPI Margin Adjustment set out in item 6 above, the Applicable Margin as of the date of this Certificate is [    ]% for ~~Eurodollar~~Term Benchmark Loans and [    ]% for ABR Loans.

8.	Attached as Annex A hereto are computations in reasonable detail with respect to the certifications made in clauses 3 through 7 above.

[Signature Page Follows.]

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

ANNEX A

Computations17

DART Rate for the 20[    ] calendar year: [            ] (calculated as the average of 1, 2, and 3 below).

1.	[ ]: Annual DART Rate for 20[ ] (most recently completed calendar year)

2.	[ ] Annual DART Rate for 20[ ] (the fiscal year immediately preceding the fiscal year referenced in item 1 above)

3.	[ ] Annual DART Rate for 20[ ] (the fiscal year immediately preceding the fiscal year referenced in item 2 above)

Applicable KPI Commitment Fee Adjustment: [    ] calculated as the sum of 1 and 2 below:

1.	Applicable DART Rate Fee Adjustment: [ ]

2.	Applicable Partial Electrification Bucket Truck Fee Adjustment: [ ]

Applicable KPI Margin Adjustment: [    ] calculated as the sum of 1 and 2 below:

1.	Applicable DART Rate Margin Adjustment: [ ]

2.	Applicable Partial Electrification Bucket Truck Margin Adjustment: [ ]

Applicable Margin following the Applicable KPI Margin Adjustment calculated using Applicable Rating Level [    ]:

1.	~~Eurodollar~~Term Benchmark Loans:[ ]% (calculated as [ ]% plus [ ] basis points (representing the Applicable KPI Margin Adjustment))

2.	ABR Loans: :[ ]% (calculated as [ ]% plus [ ] basis points (representing the Applicable KPI Margin Adjustment)

[17]	Form to be modified as necessary.

SCHEDULE 1.01

SUSTAINABILITY TABLE

KPI Metrics		Annual Sustainability Targets and Thresholds

		2021	2022	2023	2024	2025

Partial Electrification Bucket Trucks		6	30	56	82	108	Partial Electrification Bucket Trucks Target

		3	17	39	59	79	Partial Electrification Bucket Trucks Threshold

DART Rate	Baseline DART Rate	0.342	0.342	0.342	0.342	0.342	DART Rate Target

	0.402	0.462	0.462	0.462	0.462	0.462	DART Rate Threshold

Schedule 1.01-1

SCHEDULE 2.01

COMMITMENTS

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$159,000,000.00
Citibank, N.A.	$159,000,000.00
Wells Fargo Bank, National Association	$159,000,000.00
Barclays Bank ~~plc~~PLC	$159,000,000.00
Mizuho Bank, Ltd.	$159,000,000.00
MUFG ~~Union~~ Bank, ~~N.A.~~Ltd.	$159,000,000.00
PNC Bank, National Association	$159,000,000.00
Royal Bank of Canada	$159,000,000.00
Sumitomo Mitsui Banking Corporation	$159,000,000.00
The Toronto-Dominion Bank, New York Branch	$159,000,000.00
U.S. Bank, National Association	$159,000,000.00
The Bank of New York Mellon	$100,000,000.00
BOKF, NA dba Bank of Texas	$75,500,000.00
Comerica Bank	$75,500,000.00

Total:	$2,000,000,000.00

Schedule 2.01-1

SCHEDULE 2.17(ii)

EXISTING LETTERS OF CREDIT

Fronting Bank	Beneficiary	Letter of Credit Number	Expiry Date	Description
Citibank, N.A.	Liberty Mutual Insurance Company	63655324	January 28th of each year automatically renewable annually	workers compensation guarantee of deductible and loss limit

Citibank, N.A.	Starr Indemnity & Liability	63670206	January 27th of each year automatically renewable annually	workers compensation guarantee of deductible and loss limit

Schedule 2.17-1

SCHEDULE 5.10

EXISTING LIENS

None.

Schedule 5.10-1

SCHEDULE 5.12

TERMS OF SUBORDINATION

SECTION 1. Definitions. (a) As used in this Schedule 5.12, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Revolving Credit Agreement, dated as of November 9, 2021, among Oncor Electric Delivery Company LLC, the various financial institutions from time to time party thereto (the “Senior Lenders”), JPMorgan Chase, as Agent and as Swingline Lender, and certain other parties thereto acting as fronting banks, together with the documents related thereto, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the principal amount of, the indebtedness under such agreement or of any successor agreements.

“Senior Obligations” shall have the meaning given to the term “Obligations” in the Credit Agreement (and shall include, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Subordinated Obligations” shall mean obligations of any Person (such Person, the “Subordinated Lender”) that are subordinate in right of payment and enforcement to the prior payment of the Obligations arising under the Credit Documents on the terms set forth in this Schedule 5.12 or such other terms as are acceptable to Agent.

“Subordination Agreement” shall mean a written agreement incorporating the terms and conditions of this Schedule 5.12 between Borrower and each Subordinated Lender to which any Subordinated Obligations are owed.

SECTION 2. Subordination. (a) The Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Senior Lenders in respect of the Senior Obligations, including the payment of principal, premium (if any), interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, expense and reimbursement obligations, indemnification obligations and all other amounts payable under the Credit Agreement, any other Credit Document, or in respect thereof.

Schedule 5.12

(b) The Borrower and the Subordinated Lender hereby agree that, notwithstanding any provision to the contrary in any agreement governing or evidencing Subordinated Obligations, no payment (whether directly, by purchase, redemption or exercise of any rights of setoff or otherwise and whether mandatory or voluntary) in respect of the Subordinated Obligations, whether of principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of the Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of the Subordinated Lender at any time prior to the payment in full in cash of all the Senior Obligations.

(c) Upon any distribution of all or substantially all of the assets of the Borrower or upon any dissolution, winding up, liquidation or reorganization of the Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Borrower, or otherwise:

(i) the Senior Lenders shall first be entitled to receive indefeasible payment in full in cash of the Senior Obligations (whenever arising) before the Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of the Borrower, whether of principal, interest or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of; the Borrower of any kind or character, whether in cash, securities or other property, to which the Subordinated Lender would be entitled except for the provisions of this Section ~~1~~2 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Agent, for the benefit of the Senior Lenders, until the indefeasible payment in full in cash of all Senior Obligations.

The Subordinated Lender agrees not to ask, demand, sue for or take or receive from the Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations to the extent prohibited by the preceding sentence, and agrees that in connection with any proceeding involving the Borrower under any bankruptcy, insolvency reorganization, arrangement, receivership or similar law (i) the Agent is irrevocably authorized and empowered (in its own name or in the name of the Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Obligations and enforcing any security interest or other lien securing payment of the Subordinated Obligation) as the Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Lenders and (ii) the Subordinated Lender shall duly and promptly take such action as the Agent, if any, may request to (A) collect amounts in respect of the

Schedule 5.12

Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of the Subordinated Obligations, (B) execute and deliver to the Agent such irrevocable powers of attorney, assignments or other instruments as the Agent may request in order to enable such Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations. A copy of this Subordination Agreement may be filed with any court as evidence of the Senior Lenders’ right, power and authority thereunder.

(d) In the event that any payment by, or on behalf of, or distribution of the assets of, the Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of the Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Subordination Agreement, such payment or distribution shall be held by the Subordinated Lender in trust (segregated from other property of the Subordinated Lender) for the benefit of, and shall forthwith be paid over to, the Agent, for the benefit of the Senior Lenders, until the indefeasible payment in full in cash of all Senior Obligations.

(e) Subject to the prior indefeasible payment in full in cash of the Senior Obligations, the Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of the Borrower to the Senior Obligations until all amounts owing on the Senior Obligations shall be indefeasibly paid in full in cash, and, as between and among the Borrower, its creditors (other than the Senior Lenders) and the Subordinated Lender, no such payment or distribution made to the Senior Lenders by virtue of this Subordination Agreement that otherwise would have been made to the Subordinated Lender shall be deemed to be a payment by the Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lender and the Senior Lenders.

(f) Without the prior written consent of the Agent, the Borrower shall not give, or permit to be given, and the Subordinated Lender shall not receive, accept or demand, (i) any security of any nature whatsoever for the Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of the Borrower or any Subsidiary of the Borrower or (ii) any guarantee, of any nature whatsoever, by the Borrower or any Subsidiary of the Borrower, of the Subordinated Obligations other than any guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Lender than) those hereof. The Subordinated Lender agrees that all the proceeds of any such security or guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

Schedule 5.12

(g) Any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement, dated [                    ], [                    ] 20[    ], among, inter alia, [                    ] and [                     ], which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(h) The Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 2(c) hereof, it will not take any action to cause the Subordinated Obligations to become payable prior to their scheduled maturity or exercise any remedies or take any action or proceeding to enforce the Subordinated Obligations if the payment of such Subordinated Obligation is then prohibited by this Subordination Agreement, and the Subordinated Lender further agrees not to file, or to join with any other creditors of the Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of the Borrower or any other marshalling of the assets and liabilities of the Borrower (provided, that this prohibition shall in no event be construed so as to limit the Subordinated Lender’s right to cause the Subordinated Obligations to become payable prior to their scheduled maturity if all the outstanding Loans in respect of the Borrower under the Credit Agreement have been declared due and payable prior to their scheduled maturity dates.

SECTION 3. Waivers and Consents. (a) The Subordinated Lender waives the right to compel that any assets or property of the Borrower or the assets or property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. The Subordinated Lender expressly waives the right to require any Senior Lender to proceed against the Borrower or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender’s power which the Subordinated Lender cannot pursue and which would lighten the Subordinated Lender’s burden, notwithstanding that the failure of a Senior Lender to do so may thereby prejudice the Subordinated Lender. The Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to a Senior Lender reduced (i) by any Senior Lender’s delay in proceeding against or enforcing any remedy against the Borrower or any guarantor of the Senior Obligations or any other Person; (ii) by any Senior Lender releasing the Borrower or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or (iii) by the discharge of the Borrower or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender, except in each case unless all Senior Obligations

Schedule 5.12

due to such Senior Lender have been indefeasibly paid in full in cash. Any Senior Lender’s vote to accept or reject any plan of reorganization relating to the Borrower or any guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of the Subordinated Lender hereunder to any Senior Lender, except in each case unless all Senior Obligations have been indefeasibly paid in full in cash.

(b) The Subordinated Lender waives all rights and defenses arising out of an election of remedies by any Senior Lender, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of the Subordinated Lender’s rights of subrogation, reimbursement, or contribution against the Borrower or any other guarantor of the Senior Obligations or any other Person. The Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to the Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property for the Senior Obligations.

(c) The Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of the Senior Obligations made by a Senior Lender may be rescinded in whole or in part by such Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Borrower or any other guarantor or any other party upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by a Senior Lender, in each case without notice to or further assent by the Subordinated Lender, which will remain bound under this Subordination Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d) The Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Subordination Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Borrower in respect of the Subordinated Obligations in reliance upon this Subordination Agreement, and all dealings between the Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Subordination Agreement. The Subordinated Lender acknowledges and agrees that each Senior Lender has relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. The Subordinated Lender waives notice of or proof of reliance on this Subordination Agreement and protest, demand for payment and notice of default.

Schedule 5.12

SECTION 4. Transfers. The Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee unless (i) such action is made expressly subject to this Subordination Agreement, (ii) the Transferee is reasonably acceptable to the Agent and (iii) the Transferee expressly acknowledges to the Agent, by a writing in form and substance satisfactory to the Agent, the subordination and other agreements provided for herein and in such writing agrees to be bound by all of the terms of this Subordination Agreement, including without limitation this Section 4, as if such Person were the Subordinated Lender.

SECTION 5. Senior Obligations Unconditional. All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lender and the Borrower hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document;

(c) any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any guarantee of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Senior Obligations, or of the Subordinated Lender or the Borrower in respect of this Subordination Agreement.

SECTION 6. Representations and Warranties. The Subordinated Lender represents and warrants to the Agent, for the benefit of the Senior Lenders that:

(a) It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Subordination Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Subordination Agreement.

(b) This Subordination Agreement has been duly executed and delivered by the Subordinated Lender and constitutes a legal, valid and binding obligation of the Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy,

Schedule 5.12

insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance of this Subordination Agreement will not violate any provision of any requirement of law applicable to the Subordinated Lender or of any contractual obligation of the Subordinated Lender.

(d) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority, except such as have been obtained or made and are in full force and effect, and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Subordination Agreement.

SECTION 7. Waiver of Claims. (a) To the maximum extent permitted by law, the Subordinated Lender waives any claim it might have against any Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Credit Documents or any other document creating or governing any Senior Obligations. Neither the Senior Lenders nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any collateral or any guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any collateral upon the request of the Borrower or the Subordinated Lender or any other Person or to take any other action whatsoever with regard to any collateral or any such guarantee.

(b) The Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require any Senior Lender to marshall assets for the benefit of the Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of remedies against any collateral or enforcement of the Credit Documents. The Senior Lenders are under no duty or obligation, and the Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any collateral.

(c) The Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d) The Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by any Senior Lender relating to the operation or financial condition of the Borrower or any guarantor of the Senior Obligations, or their respective businesses. The Subordinated Lender enters into this Subordination Agreement

Schedule 5.12

based solely upon its independent knowledge of the Borrower’s results of operations, financial condition and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the Borrower or its results of operations, financial condition or business.

SECTION 8. Further Assurances. The Subordinated Lender and the Borrower, at the Borrower’s expense and at any time from time to time, upon the written request of the Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Subordination Agreement and of the rights and powers herein granted, subject to the terms of the Credit Agreement.

SECTION 9. Expenses. (a) The Borrower will pay or reimburse the Senior Lenders, upon demand, for all their costs and expenses in connection with the enforcement or preservation of any rights under this Subordination Agreement, including, without limitation, fees and disbursements of counsel to the Agent, in each case, in accordance with the terms of the Credit Agreement.

(b) The Borrower will pay, indemnify, and hold the Senior Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of the Borrower or the Subordinated Lender to perform any of its obligations arising out of or relating to this Subordination Agreement in accordance with the terms of the Credit Agreement.

SECTION 10. Provisions Define Relative Rights. This Subordination Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the applicable Subordinated Lender and the Borrower on the other, and no other Person shall have any right, benefit or other interest under this Subordination Agreement.

SECTION 11. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Subordination Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

SECTION 12. Bankruptcy. This Subordination Agreement shall be applicable both before and after the filing of any petition by or against the Borrower or any guarantor under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, reorganization, arrangement or proceeding under similar law and all converted or succeeding cases in respect thereof, and all references herein to the Borrower or any guarantor shall be deemed to apply to the trustee for the Borrower or such guarantor and any such entity as a debtor-in-possession. This Subordination Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the U.S. Bankruptcy Code and shall be enforceable in accordance with its terms in any other bankruptcy, insolvency, reorganization, arrangement or proceeding under similar law.

Schedule 5.12